CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED HAVE BEEN MARKED WITH THREE ASTERISKS [***] AND A FOOTNOTE INDICATING "CONFIDENTIAL TREATMENT REQUESTED." MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMISSION.

LIGNITE SALES AGREEMENT

between

MISSISSIPPI LIGNITE MINING COMPANY

and

KMRC RH, LLC

dated

February 28, 2013

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LIGNITE SALES AGREEMENT

This Lignite Sales Agreement (this "Agreement") is entered into and effective as of February 28, 2013 (the "Effective Date"), by and between Mississippi Lignite Mining Company (hereafter referred to as "Seller"), a Texas joint venture between The North American Coal Corporation, a Delaware corporation ("NAC"), and its wholly owned subsidiary, Red Hills Property Company LLC, a Mississippi limited liability company ("RHPC"), authorized to do business in the State of Mississippi, and KMRC RH, LLC (hereafter referred to as "Buyer"), a Delaware limited liability company authorized to do business in the State of Mississippi (collectively, the "Parties").

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer is purchasing the refined coal production facility (the "Facility") currently located at the Red Hills Generating Station located in Choctaw County, Mississippi (the "Plant");

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer is entering into a long-term Refined Coal Sale Agreement, dated as of the date hereof, with Choctaw Generation Limited Partnership, a Delaware limited partnership ("CGLP"), whereby Buyer will sell Refined Coal produced at the Facility and Backup Fuel to CGLP (the "Refined Coal Sale Agreement"); and

WHEREAS, Buyer desires to purchase lignite from Seller, and Seller desires to sell lignite to Buyer.

NOW, THEREFORE, in consideration of the foregoing, the benefits to be realized by the Parties, and the mutual promises contained herein, the Parties intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Whenever the following terms appear in this Agreement, including without limitation any Exhibit hereto, whether in the singular or in the plural, present or past tense, they shall have the meanings set forth in this Article 1.

"1998 LSA" means that certain Lignite Sales Agreement, dated as of April 1, 1998, by and between Seller and CGLP, as amended by each of the agreements set forth in Schedule 1.

"AAA" has the meaning set forth in Section 16.02.

"Adjustable Amounts" has the meaning set forth in Exhibit H.

"Adjusted Base Price" means the Base Price, as adjusted in accordance with the escalation formula contained in Exhibit D pursuant to Section 7.02.

"Affiliate" means any person, firm or corporation who or which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, another person, firm or corporation. As used in this Agreement, the term "control" shall mean the power, through equity ownership, contract or otherwise, to direct the affairs of another person.

"Agreement" has the meaning set forth in the preamble.

"Alternate Fuel" means any lignite (other than the Dedicated Lignite) or coal, which meets the requirements of Article 6 and which is supplied by Seller to Buyer.

"Annual Lignite Quantity" for any year means the amount of lignite for such year initially set forth in Exhibit B, and as may be revised by Buyer from time to time in accordance with this Agreement.

"Annual Projection Notice" means that certain notice delivered each year during the term of the Refined Coal Sale Agreement by CGLP to Buyer pursuant to the Refined Coal Sale Agreement setting forth the estimated quantity of Refined Coal and Back-up Fuel to be purchased by CGLP and delivered by Buyer during the upcoming year.

"Applicable Month" has the meaning set forth in Section 8.05.

"Arbitration" means the dispute resolution process set forth in Article 16.

"ASTM" means the American Society for Testing and Materials.

"Authorized Representative" has the meaning set forth in Article 14.

"Backup Fuel" means coal consisting exclusively of Dedicated Lignite or Alternate Fuel, sold or to be sold as "Backup Fuel" in accordance with the Refined Coal Sale Agreement.

"Bank" means JPMorgan Chase Bank, N.A.

"Base Annual Lignite Quantity" has the meaning set forth in Section 4.01.

"Base Price" means the price per MMBtus for Dedicated Lignite or Alternate Fuel delivered under this Agreement, prior to adjustment in accordance with the formula set forth in Exhibit D and prior to any adjustment required under Article 6.

"Billing Price" means the price per MMBtus to be paid by Buyer to Seller for Dedicated Lignite or Alternate Fuel delivered by Seller as determined in accordance with Section 7.02.

"Btu" means a standard British thermal unit reflecting the calorific heating value of lignite, calculated on an "as received" basis in accordance with applicable ASTM standards.

"Business Day" means any Day except Saturday, Sunday, or a weekday that is observed by Buyer or Seller as a holiday (holidays currently include New Year's Day, Martin Luther King's Birthday, Presidents' Day, Memorial Day, Independence Day, Labor Day, Columbus Day,

Veteran's Day, Thanksgiving Day, the Day following Thanksgiving Day, Christmas Day, and the Day following Christmas Day). In the event there is any change in the holidays currently observed by a Party, that Party shall notify the other as soon as practical so that the Business Day designation of the Day(s) in question can be changed accordingly.

"Buyer" has the meaning set forth in the preamble.

"CGLP" has the meaning set forth in the recitals.

"Check Scale" has the meaning set forth in Section 5.01.

"Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder and guidance issued in conjunction therewith.

"Control Account" means the lock-box account provided for in the Control Agreement.

"Control Agreement" means the Blocked Account Control Agreement attached hereto as Exhibit F.

"Day" means a twenty-four hour period beginning at 12:00 o'clock midnight.

"Dedicated Lignite" means all lignite from the Lignite Property which Seller is required to deliver to Buyer to meet the quantity requirements and the quality specifications of this Agreement.

"Delivery Period" means the period set forth in Section 2.02.

"Effective Date" has the meaning set forth in the preamble.

"Electric Customer" means TVA or its successors or assigns under the PPOA.

"Event of Default" has the meaning set forth in Section 11.01.

"Facility" has the meaning set forth in the recitals.

"Force Majeure" has the meaning set forth in Section 10.01.

"Hazardous Materials" means any and all "hazardous substances," "hazardous waste," "waste," or "pollutant or contaminant" as any of such terms may be defined in any environmental law, or the regulations promulgated thereunder, (including but not limited to "hazardous substances" as defined in 40 C.F.R. 302.4, and "hazardous materials" as defined in 49 C.F.R. 171.8), or case law interpreting the same, or any other pollutant or substance that is regulated under any environmental law or that may be the subject of liability for costs of response or remediation under any environmental law. Notwithstanding the foregoing, Hazardous Materials does not mean or include any quantity of any substance or material of whatsoever kind or nature that is inherently present in lignite or coal in its natural state prior to mining and sale hereunder.

"Invoice Amount" has the meaning set forth in Section 8.02(a).

"Interest" means that rate which is the lesser of (a) the prime rate as published by CitiBank, N.A., New York, New York, plus one percent (1%), or (b) the highest rate allowed by law, in each case as determined on a 365/366-Day year rate, prorated daily.

"IRS Guidance" means IRS Notice 2010-54, or any replacement or successor thereto, and any supplemental notice thereof.

"Joint Venture Agreement" means the Joint Venture Agreement between Red Hills Property Company LLC and The North American Coal Corporation dated September 12, 1997, as amended.

"Lignite Property" means those properties in Choctaw County, Mississippi depicted on Exhibit I from which Dedicated Lignite will be mined and delivered to Buyer by Seller under this Agreement.

"Losses" has the meaning set forth in Section 3.03(a).

"Maximum Allowable Tolerance" means that tolerance to be established by the Parties pursuant to Section 6.03.

"Mine" means the Red Hills Lignite Mine operated by Seller on the Lignite Property.

"Month" means a calendar month.

"NAC" has the meaning set forth in the preamble.

"Operator" means Clean Coal Solutions Services, LLC, a Colorado limited liability company, and any successor or replacement operator of the Facility.

"Parties" has the meaning set forth in the preamble.

"Pay Scale" has the meaning set forth in Section 5.01.

"Payment Date" has the meaning set forth in Section 8.02(a).

"Plant" has the meaning set forth in the recitals.

"PNC" has the meaning set forth in Section 8.02(b).

"Point of Delivery" for Dedicated Lignite or Alternate Fuel means the point directly above the Pay Scale located at the C5A and C5B conveyors, as applicable, located in the Plant and depicted on Exhibit A.

"PPOA" means the Power Purchase and Operating Agreement dated as of February 20, 1997, between CGLP and Electric Customer covering the supply of electrical capacity and energy to Electric Customer from the Plant for a period of thirty (30) years.

"Refined Coal" means a solid fuel produced exclusively from Dedicated Lignite or Alternate Fuel through the addition of certain chemical additives.

"Refined Coal Sale Agreement" has the meaning set forth in the recitals.

"Rejectable Fuel" has the meaning set forth in Section 6.06.

"RHPC" has the meaning set forth in the preamble.

"Seller" has the meaning set forth in the preamble.

"Term" means that period of time set forth in Article 2.

"Three-Way Arbitration Agreement" means the Three-Way Arbitration Agreement, dated April 1, 1998, by and among Seller, CGLP and TVA.

"TVA" means the Tennessee Valley Authority, a corporate instrumentality and agency of the United States of America.

"UCC" has the meaning set forth in Section 8.02(e).

ARTICLE 2

TERM

2.01 *Term*. The Term of this Agreement shall commence on the Effective Date and, unless sooner terminated in accordance with this Agreement, shall continue until the end of the Delivery Period as provided in Section 2.02 below.

2.02 *Delivery Period*. The Delivery Period under this Agreement shall begin on the Effective Date and shall end on December 31, 2021, unless the Term is sooner terminated in accordance with this Agreement.

2.03 *Early Termination*. This Agreement shall terminate on a date prior to the date referred to in Section 2.02 under the following circumstances:

(a) Buyer and Seller mutually agree in writing to terminate this Agreement early;

(b) The Refined Coal Sale Agreement is terminated;

(c) The 1998 LSA is terminated; or

(d) As provided in Article 10 and Article 11.

ARTICLE 3

DEDICATION AND DELIVERY OF LIGNITE

3.01 *Dedication of Lignite*. Seller dedicates to Buyer pursuant to this Agreement sufficient reserves of Dedicated Lignite lying in, on or under the Lignite Property to satisfy its obligations under this Agreement; provided, however, that

(a) Seller shall not be required to dedicate specific portions of the Lignite Property; and

(b) The foregoing dedication is subject in all respects to any dedications of the Lignite Property to third parties provided prior to the Effective Date.

3.02 *Delivery and Risk of Loss*. Seller shall, throughout the Term of this Agreement, timely deliver to the Point of Delivery Dedicated Lignite which meets the quantity and quality requirements of Articles 4 and 6. The title to and risk of loss of Dedicated Lignite or Alternate Fuel delivered under this Agreement shall pass from Seller to Buyer at the Point of Delivery.

3.03 *Buyer/Seller Indemnity*.

(a) Seller and Buyer agree to indemnify and hold each other harmless from and against all claims, demands, losses, liabilities and expenses (including reasonable attorneys' fees and expenses and fines or penalties imposed by governmental entities but less any insurance proceeds to the Party seeking indemnification hereunder) (the foregoing, collectively "Losses") for personal injury or death to persons and damage to each other's property or facilities or the property of any other person or entity to the extent arising out of, resulting from or caused by (i) the negligent or intentional acts, errors or omissions of, or (ii) the introduction to the Facility of any Hazardous Materials by, the indemnifying Party, but not to the extent caused by the negligent or intentional acts, errors or omissions of the indemnified Party.

(b) In addition to the indemnifications set forth in Section 3.03(a), Buyer agrees to indemnify and hold harmless Seller from and against (i) all Losses to the extent arising out of, resulting from or caused by (A) the Facility and its installation and operation, (B) Buyer's additives to the Dedicated Lignite, or (C) any allegation or assertion of infringement or misappropriation of any intellectual property rights related to the Facility or Buyer's additives to the Dedicated Lignite and (ii) all Losses resulting from lost sales of Dedicated Lignite resulting directly from or directly caused by (A) the Facility and its installation and operation or (B) Buyer's refining of Dedicated Lignite, either of which (A) or (B) also results in damage to the Plant's property.

(c) If and to the extent that Seller makes a claim under its own insurance policies with respect to clause (ii) of Section 3.03(b), which the Parties

acknowledge and agree Seller is under no obligation to do, then for the avoidance of doubt "Losses" under such clause (ii) would mean items which are not covered by such insurance. In particular, the Parties acknowledge that under Seller's current business interruption insurance policy, (i) there is an exclusion for lost sales of Dedicated Lignite for each of the first fifteen (15) Days of business interruption, and the Parties agree to stipulate that the Losses in such period would be $220,000 per Day (but not more), and (ii) there is no coverage for variable costs per Day that would be incurred by Seller after such initial fifteen (15) Day period, and the Parties agree to stipulate that the Losses for uncovered variable costs would be $112,000 per Day (but not more). The foregoing dollar amounts assume the complete cessation of deliveries of Dedicated Lignite at a daily rate of 11,200 tons and would be prorated for partial deliveries. In addition, the foregoing dollar amounts are subject to adjustment as set forth on Exhibit H. Finally, the Parties agree that if Seller makes a claim under its business interruption insurance policy for an event covered by clause (ii) of Section 3.03(b) and as a result Seller's premiums are increased, the resulting premium increase would represent a "Loss" for which Seller is entitled to seek indemnification under Section 3.03(b).

(d) Notwithstanding the foregoing provisions set forth in this Section 3.03, (i) Seller shall not be required to indemnify Buyer from any claims, demands, losses, liabilities and expenses described above for personal injury or property damage arising out of, resulting from or caused by any substance or material of whatsoever kind or nature that is inherently present in lignite in its natural state prior to mining and sale hereunder, it being the intent of the Parties that Buyer accept and assume liability for any and all substances and materials that are inherently present in such lignite in its natural state, and (ii) the cumulative indemnification obligation of Seller under this Section 3.03 shall in no event exceed $500,000. Insurance proceeds paid or payable to Buyer from Seller's insurance coverage shall not be included in or subject to this limitation.

ARTICLE 4

LIGNITE QUANTITIES AND SALES

4.01 *All Requirements*. Except as otherwise expressly permitted herein, Buyer shall purchase only Dedicated Lignite as fuel for the Facility during the Term of this Agreement. Subject to the terms of this Agreement, Seller shall sell and deliver to Buyer, and Buyer shall purchase and receive from Seller and pay for, all Dedicated Lignite required by the Facility during the Term of the Agreement. The projected annual Dedicated Lignite requirement for the Facility during the Delivery Period is 32,881,536 MMBtus ("Base Annual Lignite Quantity"); provided, however, that Buyer shall have no liability hereunder for purchasing an amount of Dedicated Lignite in any year (or portion thereof) during the Delivery Period less than the Base Annual Lignite Quantity. The Base Annual Lignite Quantity shall be adjusted from time to time in accordance with this Agreement.

4.02 *Adjustment of Lignite Quantities*.

(a) Annual Projection Notices. On or before June 1 of each year during the Term, Buyer shall furnish Seller with a copy of the Annual Projection Notice received by Buyer from CGLP. The projected quantity of Dedicated Lignite required by Month for the following year by Buyer shall be deemed equal to the projected Refined Coal and Backup Fuel required by Month set forth in the Annual Projection Notice.

(b) Notice Updates and Revision. Buyer shall promptly furnish Seller with any updates to an Annual Projection Notice received from CGLP, as well as any revisions to an Annual Projection Notice received from CGLP.

(c) Required Monthly Deliveries. Seller shall be obligated to deliver in any Month up to but not more than 3,300,000 MMBtus of Dedicated Lignite, or Alternate Fuel when delivery of Alternate Fuel is permitted under the terms of this Agreement. At the request of Buyer, Seller shall use commercially reasonable efforts to provide more than 3,300,000 MMBtus of Dedicated Lignite per Month.

(d) Alternate Fuel. Subject to the provisions of Section 4.05, as long as (i) the total cost to Buyer of producing Refined Coal that satisfies all of the requirements of Section 45 of the Code and the IRS Guidance utilizing Alternate Fuel is no greater than the total cost to Buyer of producing Refined Coal utilizing Dedicated Lignite of the specifications in Article 6 and (ii) the total cost to CGLP of producing electricity utilizing Refined Coal produced from, and Backup Fuel consisting of, Alternate Fuel is no greater than the total cost to CGLP of producing electricity utilizing Refined Coal produced from, and Backup Fuel consisting of, Dedicated Lignite of the specifications in Article 6 and (iii) such utilization does not violate or erode emission or utilization capacity of any permits, regulations or approvals with which Buyer or CGLP is required to comply, Buyer agrees to accommodate Seller to the extent possible by accepting deliveries of Alternate Fuel at the Point of Delivery by whatever mode of transportation is mutually acceptable to the Parties. If, and to the extent, Alternate Fuel is delivered as provided in this Section 4.02(d), such quantities shall be credited against Seller's obligations regarding Dedicated Lignite or Alternate Fuel to be delivered during such period.

4.03 *Monthly Dispatch Estimate*. Buyer shall promptly furnish Seller with copies of any "Monthly Dispatch Estimate" received from CGLP under the Refined Coal Sale Agreement.

4.04 *Stockpile Lignite*. Seller shall maintain a stockpile of run-of-mine Dedicated Lignite sufficient to enable Seller to meet its obligations to deliver Dedicated Lignite to the Facility under this Agreement. The Parties acknowledge that the stockpile will fluctuate in size because different quantities of Dedicated Lignite are required on different Days as well as for other reasons.

4.05 *Sale to Others; Resales*.

(a) Seller shall have the right to sell outside this Agreement lignite from the Lignite Property; provided that Seller can demonstrate to Buyer that the exercise of such right does not impair Seller's ability to perform its obligations under this Agreement.

(b) Buyer shall sell only Refined Coal and Backup Fuel to CGLP as fuel for the Plant, and, except as contemplated by Section 10.3, all Refined Coal sold by Buyer to CGLP under the Refined Coal Sale Agreement shall be refined only from Dedicated Lignite purchased from Seller under this Agreement.

ARTICLE 5

MEASUREMENT OF LIGNITE QUANTITIES AND PARTIES' ACCESS

5.01 *Measurement of Lignite Quantities*. Buyer, or its designee, shall determine the quantities of lignite delivered by Seller by means of a belt scale located at the C5A or C5B conveyors located in the Plant (the "Pay Scale") maintained and operated by Buyer at its sole risk and expense, except for calibration as noted below, in accordance with standards recommended by the equipment manufacturer, and agreed to by the Parties, as may be amended from time to time. If such standards are discontinued, the Parties shall continue to use the last effective standards and shall use reasonable efforts to find and agree to replacement standards. If the Parties are unable to agree, the matter shall be submitted to Arbitration. The last effective standards shall remain effective until the matter is resolved either by agreement or Arbitration. Seller also shall have the right to install a check scale on the conveyor belts at Seller's sole risk and expense (the "Check Scale"). Seller shall be obligated to operate, maintain and calibrate the Check Scale in accordance with standards recommended by the equipment manufacturer and agreed to by the Parties.

5.02 *Scales, Right of Inspection and Accuracies*. Buyer and Seller shall arrange for an appropriately certified independent third party to calibrate the Pay Scale and Check Scale, respectively, at least twice per year. Both Parties may, by mutual consent, waive third-party calibration of the scales and perform such calibrations jointly. In such event, both Parties agree to be bound by the result of such joint calibration until the next semiannual calibration of the scales takes place. The cost of calibration of the Pay Scale and Check Scale, however accomplished, shall be shared equally by Buyer and Seller. Each Party shall have the right, at its own expense, to inspect the other Party's lignite sampling, weighing and the laboratory testing facilities, and to observe the other Party's sampling, weighing and analytical procedures. Either Party may request a calibration of the Pay Scale or Check Scale at any time. If the scales are found to be within manufacturer accuracy limits, the requesting Party will pay for the test; otherwise, the other Party shall pay for the test. If the scales are found to be in error outside the manufacturer's allowable tolerance of the base quantity being measured, the weights and corresponding invoices and payments shall be adjusted accordingly from the point of error, or if such point cannot be agreed upon between the Parties, such adjustment shall be for one-half (1/2)

of the tonnage of Dedicated Lignite or Alternate Fuel delivered since the last determination of accuracy.

5.03 *Parties' Access*. Each Party shall have the right from time to time during the Term of this Agreement to arrange for its employees, geologists, lenders, consultants and engineers to visit the Mine and the Facility, on reasonable prior notice to the other Party and so long as it does not unreasonably interfere with the other Party's operations.

ARTICLE 6

FUEL QUALITY

6.01 *Quality*. The Dedicated Lignite or Alternate Fuel to be supplied hereunder shall be substantially free from impurities such as, but not limited to, bone, slate, earth, rock, pyrite, wood, tramp metal and mine debris. In addition, the Dedicated Lignite or Alternate Fuel shall not be contaminated with any Hazardous Materials. Seller agrees that the weighted average "as received" quality of Dedicated Lignite or Alternate Fuel supplied hereunder over the term of this Agreement will be as follows:

Characteristics	Specifications
Moisture, % by weight	41.75%
Ash, % by weight	14.64%
Sulfur, % by weight	0.58%
Calorific Value, Btu/lb (HHV)	5294 Btu/lb

If the weighted average "as received" quality of Dedicated Lignite or Alternate Fuel delivered to Buyer by Seller over the term of this Agreement does not meet the above specifications, Seller shall not be deemed to be in default hereunder except as provided in Section 6.06 below, and Buyer shall not be entitled to damages or compensation of any kind, other than the amounts and remedies provided in this Article 6.

6.02 *Sampling and Analysis*. All sampling and analysis will be performed in accordance with methods approved by ASTM or such alternate written standards and procedures mutually agreed to by the Parties. The quality of Dedicated Lignite or Alternate Fuel delivered to Buyer by Seller shall be determined by analysis of samples taken daily at the Plant by Buyer at a point mutually agreed to by the Parties. Buyer will take samples by means of an automatic mechanical sampling system to be owned, operated and maintained by CGLP. Buyer shall cause the samples to be transported to a laboratory of Buyer's choice. Buyer's laboratory shall participate in round robin testing to verify the accuracy of sample preparation and analysis. If the round robin testing establishes that the laboratory's sample preparation and analysis is inaccurate, the Parties will agree upon a new laboratory. Each sample shall be processed, split into three equal parts and placed in suitable airtight containers by Buyer or the laboratory. Part one of each sample shall be analyzed by the laboratory at Buyer's expense. Part two of each sample shall be properly identified and stored at the laboratory for a period of not less than fifteen (15) Business Days for Seller to analyze at its own expense if it so desires. Part three of each sample shall be properly identified and stored for a period of not less than thirty (30) Business Days. The cost of analysis of part three of the sample, if required, shall be borne

equally by Buyer and Seller. For deliveries for which a sample is not available or for which a sample is agreed by Buyer and Seller to be incorrect, the weighted average of the immediately preceding three (3) Days' sample analyses which are available shall be utilized.

6.03 *Analytical Results*. The results of the analyses performed by the laboratory on part one of the samples shall be binding on the Parties and shall be deemed to represent the quality of the Dedicated Lignite or Alternate Fuel delivered hereunder unless one Party notifies the other of a dispute concerning such analysis within the fifteen (15) Business Day period specified in Section 6.02. If the analysis of part one is disputed and the analyses of parts one and two differ by more than a maximum tolerance range as shall be agreed to by the Parties (the "Maximum Allowable Tolerance"), then part three of such sample shall be analyzed by a commercial testing laboratory mutually chosen and using mutually accepted procedures. When all three parts of a sample are analyzed, the average of the two closest sample results will be used to represent the quality of the lignite delivered on the Day such samples were taken; provided, however, that if the two closest sample results differ by more than the Maximum Allowable Tolerance, then the weighted average of the immediately preceding three (3) Days' sample analyses which are available shall be deemed to be the quality of the Dedicated Lignite or Alternate Fuel under consideration. The Billing Price for the Dedicated Lignite or Alternate Fuel represented by such samples shall be adjusted on the next invoice submitted by Seller as specified in Section 8.02.

6.04 *Notice of Sampling Results*. Within the first five (5) Business Days after each daily sample is taken, Buyer shall furnish Seller with a written notice depicting the laboratory results for part one of each sample. Reasons for Rejectable Fuel as specified in Section 6.06, shall be stated in the notice. If Seller elects to analyze part two of a sample, Seller shall provide written notification to Buyer within the fifteen (15) Business Day period specified in Section 6.02. In addition, Seller shall deliver the results of such analysis to Buyer within five (5) Business Days of receiving such results.

6.05 *Periodic Lignite Specification and Price Adjustment*. If the quality of Dedicated Lignite or Alternate Fuel delivered by Seller to Buyer pursuant to this Agreement deviates from the quality specifications listed in Section 6.01 on an "as-received" daily basis, but falls above the minimum and below the maximum specifications listed in this Section 6.05, then for such Dedicated Lignite or Alternate Fuel there shall be a price adjustment for that Day's delivery:

	Specifications	
Characteristics	Minimum	Maximum
Calorific Value, Btu/lb (HHV)	4,400	8,000
Moisture, % by weight	20	49.4
Ash, % by weight	5.0	23.5
Sulfur, % by weight	0.15	1.23

The methodology for such adjustment is set forth in Exhibit E, Quality & Property Price Adjustment.

6.06 *Rejectable Fuel*. If the analysis performed pursuant to Section 6.02 and Section 6.03 reveals that the quality of Dedicated Lignite or Alternate Fuel delivered during any Day is below any minimum or above any maximum specification listed in Section 6.05, then such Dedicated Lignite or Alternate Fuel shall be deemed to be "Rejectable Fuel." Once delivered, any Rejectable Fuel shall be the property of Buyer. For any Rejectable Fuel utilized by the Facility, Buyer shall be entitled to deduct the charges for that quantity of Rejectable Fuel from Seller's invoices. If for any cumulative period of 90 Days out of any twelve-Month period the cumulative average for all Dedicated Lignite or Alternate Fuel delivered would be Rejectable Fuel hereunder, an Event of Default by Seller shall have occurred.

6.07 *Secondary Fuel Quality Impacts*. If the quality of Dedicated Lignite or Alternate Fuel delivered by Seller is not within the ranges specified below for the listed characteristics, the Parties shall work together to determine how to ensure that the Dedicated Lignite or Alternate Fuel delivered in the future shall be within such ranges. If CGLP is fined or penalized by governmental authorities for emission permit violations caused by the Dedicated Lignite or Alternate Fuel delivered by Seller not being within the specified ranges, then Seller shall reimburse Buyer (to the extent paid by Buyer directly or indirectly) for such fines or penalties.

	Specifications	
Characteristics	Minimum	Maximum
Nitrogen, % by weight	None	0.82
Fuel Nitrogen, lbN/MMBtus	None	1.5
CaO, % ash mineral analysis	2.6	none
Potassium Oxide, % ash mineral analysis	None	2.5
Sodium Oxide, % ash mineral analysis	None	2.5
Fuel Size, inches	2x0, d50=3000 micron	24x36x48
Hardgrove Grindability Index	23	115

6.08 *Testing of Sample System*. Buyer shall perform, or cause to be performed, bias tests of the sampling system at least once every thirty (30) Months or as recommended by the manufacturer's standards, unless Buyer and Seller mutually agree otherwise. Seller shall have the right to have a representative present at any and all times to observe the sampling. Seller shall also have the right to request a bias test of the sampling system if Seller questions the accuracy of said system. Seller shall pay all costs of any such challenge bias test unless the sampling system is found to be in error in excess of that specified by the equipment manufacturer, in which case Buyer shall reimburse Seller for the costs of such test. Any errors found in the sampling system by the bias test shall be immediately corrected.

6.09 *Sampling and Analysis Procedures*. For purposes of Sections 6.02 and 6.03, the Parties agree to be bound by the terms of that certain letter agreement, dated as of July 19, 2002, attached hereto as Exhibit J.

ARTICLE 7

PRICE

7.01 *Base Price*. The Base Price for Dedicated Lignite or Alternate Fuel delivered under this Agreement was [* * *] per MMBtus F.O.B. the Point of Delivery as of December 31, 2012, and shall be adjusted on a monthly basis in accordance with Exhibit D during the Term. The Base Price consists of eight (8) indexed components, a power cost component, a pass-through component, a royalty component and a fixed component as set forth in Exhibit D.

7.02 *Billing Price*. The Billing Price for all Dedicated Lignite or Alternate Fuel delivered under this Agreement shall be determined by taking the Base Price, adjusting that Base Price in accordance with the formula set forth in Exhibit D to determine the Adjusted Base Price, and then applying any quality adjustments pursuant to Article 6 of this Agreement.

7.03 *Modification of Index*. Subject to Section 7.04, should any of the indices used for escalation adjustment as set forth in Exhibit D be revised by the agency publishing such index, then invoices prepared subsequent to the revision shall use the revised index. If the numerical value of any index is changed by the issuing agency subsequent to the initial publication, then any subsequent use of this index in making calculations under this Exhibit will be made using the most recent numerical value of that index. If the referenced index is no longer published, the index designated by the agency responsible for publishing said index as the replacement will be used. If no replacement index is specified, a new index which most accurately reflects changes for the applicable cost components shall be substituted by mutual agreement of the Parties. In the event the Parties fail to agree, such matter shall be submitted to Arbitration. While the Arbitration concerning the appropriate substitute index is pending, the values contained in the relevant index prior to its discontinuance shall be used subject to true-up at the conclusion of the Arbitration.

7.04 *Parallel Index Changes and Pass Through Costs under PPOA*. Seller and Buyer acknowledge that Buyer will utilize the Dedicated Lignite and Alternate Fuel purchased pursuant to the Agreement to produce Refined Coal at the Facility and sell such Refined Coal and Backup Fuel to CGLP for use at the Plant to produce electrical capacity and energy for the Electric Customer under the PPOA. Seller and Buyer further acknowledge that as to the following rights of Seller under this Agreement, CGLP has similar rights against Electric Customer under the PPOA:

(a) Changes to the indices used for escalation and adjustments pursuant to Section 7.03; and

(b) Seller's right to pass through to Buyer as a component of the Billing Price the cost of certain taxes, fees and charges as set forth in Sections 17.01 and 17.04 and Exhibit D.

* * * Confidential Treatment Requested

If Seller claims that any index should be changed or that any tax, fee or charge should be passed through to Buyer, Buyer shall advise CGLP of such changes and request CGLP to make

and diligently pursue negotiations with Electric Customer for the same index change or pass-through under the PPOA, and Seller shall cooperate with, support and assist CGLP in CGLP's efforts to obtain Electric Customer's consent to the same index change or pass-through of tax, fee or charge under the PPOA. Buyer agrees to request CGLP to (1) keep Seller fully informed of such efforts, (2) provide Seller with copies of all documents or portions thereof received by CGLP from Electric Customer pertinent to such index changes, and (3) permit Seller to participate in all meetings and discussions with Electric Customer regarding such efforts. If CGLP's negotiations with Electric Customer are unsuccessful, then the dispute shall be settled pursuant to the Three-Way Arbitration Agreement and Buyer's interests therein shall be represented by CGLP.

The foregoing notwithstanding, no change to indices pursuant to this Section 7.04 shall be made unless Electric Customer has agreed to parallel changes in the PPOA or unless a change to indices is required to comply with an Arbitration award or court order.

ARTICLE 8

PAYMENT

8.01 *Agreement to Pay*. Except as otherwise specifically provided in this Agreement, Buyer shall pay to Seller the Billing Price for Dedicated Lignite or Alternate Fuel, F.O.B. the Point of Delivery, on an "as-received" basis.

8.02 *Method of Billing and Payment*.

(a) Seller shall invoice Buyer on or after the fifth (5th) Day of each Month for Dedicated Lignite or Alternate Fuel delivered during the immediately preceding Month. If there is insufficient information regarding quality, Seller may render an invoice using an estimate of quality with appropriate adjustments to be made as soon as sufficient information is available (the "Invoice Amount"). Subject to Section 8.05, Buyer will deposit, or cause to be deposited, an amount sufficient for payment of the Invoice Amount, by bank wire transfer of funds to the Control Account on or before the twenty-fifth (25th) Day after receipt of each invoice (such 25th Day or such later Day as the time for payment is extended pursuant to Section 8.05, as applicable, the "Payment Date"). Simultaneously with the execution and delivery of this Agreement, Buyer, Seller and Bank will enter into the Control Agreement, which perfects Seller's security interest in the Control Account.

(b) Payment of the Invoice Amount shall be deemed to be made when there is an amount on deposit in the Control Account equal to the Invoice Amount which Seller, in accordance with the terms of the Control Agreement, has the right to withdraw. If Seller is unable to withdraw from the Control

Account, through no fault of Seller, an amount on deposit in the Control Account, which was deposited in accordance with Section 8.02(a), and Seller's inability to make such withdrawal is due to an act or omission of Buyer, one of Buyer's Affiliates or the Bank, Buyer will promptly take such action as may be reasonably necessary or appropriate to enable Seller to withdraw such amount on deposit from the Control Account. Buyer will be responsible for all fees and charges associated with opening and maintaining the control account and will ensure that all such fees and charges are promptly paid when due. Buyer agrees that the Control Account will be a single purpose account to be used by Buyer solely for purposes of making payments of the Invoice Amounts. Neither Buyer nor any of its Affiliates will co-mingle any other funds in the Control Account. Buyer will use commercially reasonable efforts to maintain the Control Agreement in full force and effect during the Term; provided, that if the Control Agreement is terminated by the Bank during the Term, Buyer and Seller will immediately enter into a substantially similar deposit account control agreement with The PNC Financial Services Group, Inc. or one of its Affilaites ("PNC"), unless Seller elects not to enter into a control agreement with PNC, in which event Buyer and Seller will enter into a substantially similar control agreement with another financial institution reasonably acceptable to Seller and Buyer and which is otherwise in a form satisfactory to Seller.

(c) As security for the prompt and complete payment of the Invoice Amount, Buyer does hereby pledge, sell, assign and transfer unto the Seller, and does hereby grant to the Seller, a continuing security interest in all of the right, title and interest of Buyer in, to and under the Control Account, together with all monies, securities and instruments at any time deposited in any such Control Account or otherwise held for the credit thereof of Buyer, whether now existing or hereafter from time to time arising or acquired and wherever located. Buyer shall not grant or allow to exist any other security interest or lien on the Control Account or the funds held therein or the proceeds thereof.

(d) With the exception of payments for the Quarterly Sales Price (as defined in the Refined Coal Sale Agreement), Buyer shall instruct CGLP, or any successor entity, to make all payments pursuant to the Refined Coal Sale Agreement by bank wire transfer of funds to the Control Account, and in no event, shall Buyer instruct or permit CGLP to make any such payments (other than payments for the Quarterly Sales Price) to any account other than the Control Account, or such other account agreed to by Seller in writing, with respect to invoices sent pursuant to this Agreement.

(e) For purposes of this Section 8.02 and unless otherwise defined herein, all terms used herein and defined in the UCC shall have the same definitions herein as specified therein; provided, however, that if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the

term shall have the meaning specified in Article 9 of the UCC. "UCC" means, unless the context indicates otherwise, the Uniform Commercial Code, as at any time adopted and in effect in the State of Texas, specifically including and taking into account all amendments, supplements, revisions and other modifications thereto.

8.03 *Disputed Invoices*. If Buyer disagrees with the amount of any invoice for any reason, Buyer shall promptly notify Seller in writing of such disagreement so that the difference may be resolved before the due date of payment of the invoice. If Buyer fails to give such notification, or if Buyer and Seller resolve such disagreement before the due date, such invoice shall be paid in full according to its terms or as agreed to by Buyer and Seller on the due date. If Buyer does give such notification and if Buyer and Seller do not resolve such disagreement before the due date, the portions of the invoice not in dispute shall be paid in accordance with the terms of Section 8.02 hereof on the due date, with the remaining portion of the disputed invoice to be withheld subject to adjustment upon final resolution of the disagreement, with any adjustment due Seller to bear Interest for each Day commencing on the Payment Date and continuing until paid. Notwithstanding the above, either Party hereto shall be entitled to a credit or refund for erroneous payments made, whether such payments were made with or without notice of disagreement, provided that written claim for such credit or refund has been made within twenty-four (24) Months following the date on which the invoice was rendered. Such credit or refund shall bear Interest from the date the erroneous payment was made until the credit is taken or until the refund is paid. Neither Party hereto shall be entitled to take such credit or receive such refund until such other Party hereto shall have agreed to the same or until final resolution of the disagreement relating to any disputed credit or refund.

8.04 *Failure to Pay Undisputed Invoices*. If Buyer fails to pay any undisputed invoice or undisputed part thereof rendered by Seller on or prior to the Payment Date and has failed to cure such failure to pay within 30 Days following notice thereof from Seller, then Seller may suspend deliveries of Dedicated Lignite until payment in full is received; provided, that if an Event of Default under Section 11.01(h) has occurred, such cure period shall not be available to Buyer. To the extent Buyer fails to pay any undisputed invoice or undisputed part thereof on or prior to the Payment Date, Buyer shall pay to Seller Interest on the unpaid balance of such invoice, calculated from the Payment Date until the date of payment by Buyer.

8.05 *Conditional Buyer Election to Extend Certain Payment Due Dates*. Notwithstanding anything herein to the contrary, Buyer shall have the right, exercisable by delivery of written notice to Seller during each of the Months of May 2013, November 2013, May 2014 and November 2014 (each an "Applicable Month"), to cause Seller to extend payment of not more than $4,000,000 of the amount payable on the invoice provided by Seller in the Applicable Month pursuant to Section 8.02 for a period not to exceed 100 Days after receipt of the invoice for the Applicable Month. Such right shall not be exercisable during any Applicable Month that (a) Buyer is not current on its payments made into the Control Account in accordance with the terms of Section 8.02 or (b) a refined coal customer of Buyer has requested an identical payment extension right for such Applicable Month and Buyer has not granted such extension. In the event that Buyer validly exercises such right, Seller's invoice to Buyer under Section 8.02 for the Applicable Month during which the notice is delivered shall extend the payment due date for the amount requested by Buyer, not to exceed $4,000,000, for the period requested by Buyer,

not to exceed 100 Days after receipt of the invoice for the Applicable Month. To the extent the amount of the invoice exceeds $4 million in an Applicable Month, such excess will be due in accordance with the existing payment terms set forth in Sections 8.02, 8.03 and 8.04, with such sections being read disregarding any references to this Section 8.05.

8.06 *Books and Records*. Seller shall maintain, for a period of at least five (5) years, books and records of all payments, price revisions, adjustments, credits, debits and all other data relating to its operations hereunder in order that the provisions of this Agreement and, more specifically, the provisions of the attached Exhibit D, can be adequately administered.

8.07 *Inspection of Price Records*. At all reasonable times, upon written notice from Buyer, Seller shall make such records and books of accounts as are needed to verify compliance with the pricing terms of this Agreement available for inspection and audit. Such an audit may be conducted, at Buyer's option, by (a) Buyer's, CGLP's or Electric Customer's internal audit staff, or (b) a firm of certified public accountants to be selected by Buyer, CGLP or Electric Customer. Buyer's auditors shall treat as confidential any and all proprietary information (including auditors' work papers) of Seller, furnished to or examined by them in connection with audit work performed for Buyer. As a condition to CGLP's or Electric Company's auditors performing such inspection and audit, they shall agree (i) to treat as confidential any and all proprietary information (including auditors' work papers) of Seller, furnished to or examined by them in connection with audit work performed for Buyer and (ii) inspect and audit only pass-through pricing items and taxes that are subject to audit under the Refined Coal Sale Agreement, the PPOA or under federal law.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.01 *Representations and Warranties of Seller*. Seller makes the following representations and warranties:

(a) Seller is a joint venture between NAC and RHPC, duly organized under the laws of the State of Texas and authorized to do business in Mississippi. NAC is a Delaware corporation, and RHPC is a Mississippi limited liability company. Each of Seller, NAC and RHPC has full power and authority to carry on its business as presently conducted and to execute and deliver this Agreement and perform its obligations under this Agreement. Seller is duly qualified to do business and is in good standing in each jurisdiction, including the State of Mississippi, in which Seller is required to qualify to do business as the joint venture that is Seller.

(b) The execution, delivery and performance by Seller of this Agreement have been duly authorized by all necessary action on the part of Seller, and except as set forth on Schedule 9.01(b), neither the execution, delivery, nor the performance of this Agreement by Seller nor the fulfillment of the terms, provisions and conditions of this Agreement by Seller (i) requires any approval or consent of any trustees or holders of any indebtedness or

obligations of Seller, (ii) contravenes any law or any government rule, regulation, or order binding on Seller, (iii) violates the Joint Venture Agreement of Seller or requires any additional approval or consent of the joint venturers, NAC and RHPC, or (iv) contravenes the provisions of, or constitutes an event of default (or other event which after lapse of time, notice, or both would constitute an event of default) under any indenture, deed of trust, contract, or other agreement to which Seller is a party or by which Seller is affected or bound.

(c) This Agreement and the Control Agreement have been duly executed and delivered by Seller and constitute legal valid and binding agreements of Seller enforceable against Seller in accordance with their terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(d) There are no actions, suits or proceedings pending except for pending permit applications with respect to the Mine, nor, to Seller's knowledge without inquiry, are any actions, suits or proceedings threatened before any court, administrative agency, arbitrator or governmental body which would, if determined adversely to Seller, materially and adversely affect the ability of Seller to perform its obligations under this Agreement.

(e) To Seller's knowledge without inquiry, Seller is in compliance in all material respects with all material and applicable statutes and regulations of the United States of America, all states and municipalities and all agencies and instrumentalities of the foregoing, relating to the conduct of its business and ownership of its properties, and Seller shall continue to be in compliance in all material respects until the Term is completed.

9.02 *Representations and Warranties of Buyer*. Buyer makes the following representations and warranties:

(a) Buyer is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority to carry on its business as presently conducted and to execute and deliver this Agreement and perform its obligations under this Agreement. Buyer is duly qualified to do business and is in good standing in each jurisdiction, including the State of Mississippi, in which Buyer is required to qualify to do business as a foreign limited liability company.

(b) The execution, delivery and performance by Buyer of this Agreement have been duly authorized by all necessary limited liability company action on the part of Buyer and neither the execution, delivery or the performance of this Agreement by Buyer, nor the fulfillment of the terms, provisions and conditions of this Agreement by Buyer (i) requires any

approval or consent of any trustee or holders of any indebtedness or obligations of Buyer, (ii) subject to receipt of all necessary regulatory approvals with respect to the Facility, contravenes any law or any government rule, regulation or order binding on Buyer, (iii) violates the limited liability company agreement of Buyer or (iv) contravenes the provisions of, or constitutes an event of default (or other event which after lapse of time, notice or both would constitute an event of default) under any indenture, deed of trust, contract or other agreement to which Buyer is a party or by which Buyer is affected or bound.

(c) This Agreement and the Control Agreement have been duly executed and delivered by Buyer and constitute legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(d) Any chemical additive or process performed on the Dedicated Lignite or Alternate Fuel supplied by Seller hereunder to produce Refined Coal shall be applied or performed after samples are taken for purposes of Article 6.

(e) There are no actions, suits or proceedings pending other than pending permit applications required for the Facility, nor, to Buyer's knowledge without inquiry, are any actions, suits or proceedings threatened before any court, administrative agency, arbitrator or governmental body which would, if determined adversely to Buyer, materially and adversely affect the ability of Buyer to perform its obligations under this Agreement.

(f) To the Buyer's knowledge without inquiry, Buyer is in compliance in all material respects with all material and applicable statutes and regulations of the United States of America, all states and municipalities and all agencies and instrumentalities of the foregoing, relating to the conduct of its business and ownership of its properties, and Buyer shall continue to be in compliance in all such material respects until the Term is completed.

ARTICLE 10

FORCE MAJEURE

10.01 *Events of Force Majeure*. The term "Force Majeure" as used in this Agreement shall mean any and all events or causes, whether foreseen or unforeseen, which are beyond the reasonable control and without the fault or negligence of the Party failing to perform and which prevent the mining, producing, processing, transporting and/or delivering of Dedicated Lignite by Seller or the receiving, accepting, and/or utilizing Dedicated Lignite by Buyer at the Facility, or otherwise prevent Seller or Buyer from performing its obligations under this Agreement. Events of Force Majeure include, but are not limited to, acts of God, lightning, storms, sabotage,

riot, insurrection, war, strike, labor disputes or labor slowdowns closure of all or part of the Mine, the Plant or the Facility because of imminent danger to the Mine, the Plant or the Facility, material breakdowns or material damage to the Mine, the Plant or the Facility or equipment, fire or accident or explosion or casualty where such fire or accident or explosion or casualty is beyond the reasonable control of the Party claiming Force Majeure, a declaration of force majeure under the Refined Coal Sale Agreement and acts of civil governmental authority (including Electric Customer with regard to its board's record of decision of Environmental Acceptability of the Plant, as defined in the PPOA Articles 1 and 2, or any other action of Electric Customer when acting in its governmental agency EIS review capacity), including without limitation compliance in good faith with any regulation (or change in interpretation or enforcement of a regulation), direction or order (whether valid or later found to be invalid) made by or on behalf of governmental authorities after the Effective Date of this Agreement, which compliance materially and adversely affects the Mine, the Plant or the Facility.

Notwithstanding the foregoing, "Force Majeure" shall not include (a) a decrease in demand for electric power from the Plant caused by changes in market conditions or economic climate that decreases demand at the Facility for lignite, (b) the enactment, adoption, promulgation or imposition of any legal requirement that restricts or prevents the utilization or burning of Dedicated Lignite supplied by Seller under this Agreement at the Plant, unless such legal requirement completely prevents Buyer and/or CGLP from utilizing or burning any such Dedicated Lignite at the Plant or Facility under any circumstances or (c) weather conditions other than severe weather conditions.

10.02 *Suspension of Obligations*. If, because of Force Majeure, either Party hereto is unable to carry out any of its obligations under this Agreement (other than the obligation of a Party to pay money when due in connection with the performance of this Agreement), and if such Party shall promptly give to the other Party written notice of such Force Majeure, then the obligation of the Party giving such notice shall be suspended to the extent made necessary by such Force Majeure and during its continuance, provided, however, that the Party giving such notice shall use its best efforts to eliminate such Force Majeure insofar as possible with a minimum of delay, except such Party shall not be obligated to settle strikes, labor disputes or labor slowdowns. Any deficiencies in (a) deliveries of Dedicated Lignite hereunder by Seller caused by Force Majeure, or (b) deficiencies in the receipt of Dedicated Lignite by Buyer hereunder caused by Force Majeure, shall not be made up except by mutual consent. In the event Force Majeure causes only a partial reduction in the total quantity of Dedicated Lignite Seller can deliver or Buyer can utilize, Seller shall deliver to Buyer all of the Dedicated Lignite deemed required under the Annual Projection Notice which can be produced from the Mine, and Buyer shall receive all of such Dedicated Lignite which can be accepted by Buyer during the continuance of such partial reduction

10.03 *Suspension of Lignite Deliveries*. Either Party hereto shall have the right to elect to suspend the purchase or sale of Dedicated Lignite, as the case may be, for the period of time during which such Force Majeure may exist and to the extent of the quantity of Dedicated Lignite affected by Force Majeure. During such period of Force Majeure, Seller shall have the right but not the obligation to supply Alternate Fuel to Buyer in quantities sufficient to fulfill the Facility's MMBtu requirements at no additional cost to Buyer. If Seller elects not to supply such

Alternate Fuel, then Buyer, if it so elects, shall have the right during such period to purchase alternate fuel from other sources in quantities sufficient to meet the Facility's fuel requirements.

10.04 *Time Limit for Claiming Force Majeure*. A Party seeking to claim that it has experienced a Force Majeure must so notify the other Party in accordance with Section 10.02 hereof within forty-eight (48) hours of its discovery of the Force Majeure. If a Party fails to provide notice of a Force Majeure within forty-eight (48) hours of its discovery but subsequently provides notice of the Force Majeure, such Party's obligations shall be suspended as of the date of such late notice but not for any period prior to the delivery of such late notice.

10.05 *Long Term Force Majeure*. In the event a Force Majeure occurs and continues for an uninterrupted period of one (1) year, either Seller or Buyer may terminate this Agreement by giving written notice to the other Party within ninety (90) Days after the expiration of such one (1) year period; provided, however, in the event a Party can reasonably demonstrate during such one (1) year period that such Force Majeure can be cured within two (2) years from the commencement of the Force Majeure, the other Party shall be entitled to terminate this Agreement only if such Force Majeure continues uninterrupted for two (2) years, otherwise this Agreement shall continue in full force and effect for the full remaining Term thereof.

ARTICLE 11

DEFAULT

11.01 *Events of Default*. The occurrence of any one of the following shall constitute an Event of Default under this Agreement:

(a) the failure in any material respect of any Party to perform any material covenant, condition or obligation under this Agreement (including but not limited to Seller's delivery of Dedicated Lignite or Alternate Fuel),

(b) the breach in any material respect by a Party of a material warranty or representation made by that Party in this Agreement,

(c) the insolvency of a Party (other than as a result of the other Party's withholding of payment of disputed charges),

(d) the filing of a voluntary or involuntary petition in bankruptcy respecting a Party,

(e) the appointment of a receiver or trustee for the benefit of creditors of a Party,

(f) the execution by a Party of an assignment for the benefit of creditors,

(g) an Event of Default as described in Section 6.06,

(h) any insolvency, filing of a voluntary or involuntary petition in bankruptcy, appointment of a receiver or trustee for the benefit of creditors, execution

of an assignment for the benefit of creditors or similar action or proceeding by CGLP or any successor party to the Refined Coal Sale Agreement, or

(i) an Event of Default (as defined in the Refined Coal Sale Agreement) pursuant to Section 8.1.1 of the Refined Coal Sale Agreement due to CGLP's failure or the failure of any successor party to the Refined Coal Sale Agreement to timely perform the "Generator's" obligations under Sections 2.1, 2.7, 3.5(iii) or 13 of the Refined Coal Sale Agreement.

11.02 *Procedure for Notifying a Party of Default*.

(a) Upon the occurrence of any Event of Default under Section 11.01(a) or (b), the non-defaulting Party shall notify the defaulting Party in writing of the occurrence of such Event of Default. Within not more than five (5) Days after such Notice, the defaulting Party shall submit an action plan to cure such Event of Default. The defaulting Party shall have sixty (60) Days from such notice to cure such Event of Default; provided that, if the Event of Default is Buyer's failure to timely pay invoices for Dedicated Lignite or Alternate Fuel in accordance with Section 8.02(a) due to CGLP's failure to pay under the Refined Coal Sale Agreement, solely because CGLP has yet to receive payment from the Electric Customer for the concurrent billing Month pursuant to the PPOA and for no other reason, then Buyer will have one hundred and twenty (120) Days from such notice to cure such Event of Default. If such Event of Default cannot be cured with reasonable efforts within such sixty (60) Day or one hundred and twenty (120) Day period, as applicable, and the defaulting Party is diligently pursuing cure through the action plan, the defaulting Party shall be permitted an additional reasonable period of time not to exceed more than one hundred eighty (180) Days to cure such Event of Default and the non-defaulting Party shall not terminate this Agreement during such additional time period.

(b) In the event the non-defaulting Party gives notice of an Event of Default occurring under Section 11.01(a) or (b), and the defaulting Party fails to cure such default within the foregoing sixty (60) Day or one hundred and twenty (120) Day period, as applicable, (or such longer period pursuant to Section 11.02(a) or as may be approved by the non-defaulting Party), then the non-defaulting Party shall have the right to terminate this Agreement by giving the defaulting Party notice of such termination. This Agreement shall terminate thirty (30) Days after receipt by the defaulting Party of the notice of termination. In the event of such termination, the non-defaulting Party will have available to it all remedies contained in this Agreement and all remedies allowed by law; provided, however, that the forum for resolution of disputes arising out of this Agreement shall be Arbitration conducted pursuant to the provisions of Article 16. Notwithstanding the foregoing, if the defaulting Party gives the non-defaulting Party notice that

the defaulting Party disputes that such Event of Default has occurred and is continuing, and that the defaulting Party is submitting the matter to Arbitration in accordance with Article 16 of this Agreement, then the defaulting Party shall not be deemed in default under this Agreement and the non-defaulting Party shall not have the right to terminate this Agreement until the matter has been so finally determined by Arbitration.

(c) If there is an Event of Default under Section 11.01(c) through (g), upon giving notice to the defaulting Party, the non-defaulting Party may terminate this Agreement effective upon proper delivery of such notice under the terms of this Agreement. In the event of such termination, the non-defaulting Party will have available to it all remedies contained in this Agreement and all remedies allowed by law.

(d) If there is an Event of Default under Section 11.01(h) or (i), either Party may terminate this Agreement effective upon proper delivery of notice to the other Party under the terms of this Agreement.

(e) The forum for resolution of disputes arising out of this Agreement shall be Arbitration conducted pursuant to the provisions of Article 16.

11.03 *Limitations on Right of Termination*. Notwithstanding anything to the contrary contained in this Article 11, neither Party shall have the right to terminate this Agreement on the grounds of a default if such default has occurred and is continuing solely as a result of:

(a) any material failure by the Party desiring to terminate, or any material failure by an agent of or contractor (other than Buyer or Seller) to such Party to carry out such Party's material obligations under this Agreement; or

(b) a reasonable difference with governmental authorities as to the interpretation of applicable governmental laws, rules or regulations or impossibility of compliance therewith, so long as the affected Party is diligently pursuing a resolution of the matter with the governmental authorities.

11.04 *Suspension of Obligation to Deliver Dedicated Lignite or Alternate Fuel*. Notwithstanding anything to the contrary contained in this Agreement, Seller's obligation to sell and deliver Dedicated Lignite or Alternate Fuel to Buyer pursuant to this Agreement shall be suspended without resulting in an Event of Default by Seller upon the occurrence and during the continuation of a failure by CGLP to pay amounts due and owing to Seller under the 1998 LSA for so long as Seller, in accordance with the terms of the 1998 LSA, has also suspended its obligation to deliver Dedicated Lignite and Alternative Fuel (each as defined in the 1998 LSA) to CGLP due to a failure by CGLP to pay amounts due and owing to Seller under the 1998 LSA.

ARTICLE 12

PROPRIETARY AND CONFIDENTIAL DATA

12.01 *Proprietary and Confidential Data*. In the event either Party furnishes the other Party with data which it considers proprietary and/or confidential, such data shall be clearly identified as such. The Parties shall use or disclose to third parties such proprietary and/or confidential data only for the purposes of licensing, construction, operation or maintenance of the Mine or the Facility as is required by applicable law and shall not publish or otherwise disclose such information to third parties without written approval of the other Party. In the event a dispute arises between the Parties with respect to any obligation hereunder, either Party may disclose the others proprietary and/or confidential data on a confidential basis to any expert provided that such expert signs a statement not to further disclose such proprietary and/or confidential data and promptly furnishes the other Party with a copy of such statement. Notwithstanding the foregoing, proprietary or confidential information will not include information that was or becomes generally available to a Party on a non-confidential basis, provided that the source of such information was not bound by a confidentiality agreement and will also not include (i) information which is now or hereafter enters the public domain through no action on the part of the respective Parties in violation of the terms or conditions hereof or (ii) information disclosed by a Party to others on an unrestricted, nonconfidential basis after the date hereof. Notwithstanding anything herein to the contrary, any Seller disclosure of Buyer information to CGLP shall not be a violation of this Section 12.01.

12.02 *Disclosure to Governmental Authorities*. Notwithstanding the provisions of Section 12.01, either Party shall have the right to disclose such proprietary and/or confidential data to any Governmental Authorities but shall exert reasonable effort to secure confidential treatment of such data to be so disclosed. For the avoidance of doubt, Seller is permitted to file this Agreement with the Securities and Exchange Commission pursuant to the terms of this Section 12.02.

12.03 *Press Releases*. Buyer and Seller agree to provide the other with an opportunity to review in advance any press releases, advertisements, technical papers, and trade journal articles, including technical papers and trade journal articles that are to be presented at professional conferences, regarding the other Party’s operations or facilities.

12.04 *Liability for Disclosure of Data*. Any breach of the obligations made in this Article 12 shall subject the breaching Party to payment for damages actually sustained by the non-breaching Party.

ARTICLE 13

WAIVERS, REMEDIES, AMENDMENTS

13.01 *Waivers and Remedies*. The failure of either Party hereto to insist in any one or more instances upon strict performance of any provision of this Agreement by the other Party hereto, or to take advantage of any of its rights hereunder, shall not be construed as a waiver by it of any such provision or the relinquishment by it of any such rights in respect of any subsequent

nonperformance of such provision, but the same shall continue and remain in full force and effect. The pursuit by either Party of any remedy available under this Agreement shall not constitute an election or waiver of any other remedy available to that Party under this Agreement or at equity or in law by reason of the violation or breach of any of the terms, provisions, covenants, representations or warranties of this Agreement; provided, however, that the forum for resolution of disputes arising out of this Agreement shall be Arbitration conducted pursuant to the provisions of Article 16. No waiver of any violation or breach shall be deemed or construed to constitute a waiver of any other violation or breach, and forbearance to enforce one or more of the remedies available for a violation or breach shall not be deemed to constitute a waiver of that or any other violation or breach.

13.02 *Remedies Cumulative*. Except as otherwise provided in this Agreement, each remedy specifically provided for under this Agreement shall be taken and construed as cumulative and in addition to every other remedy provided for herein or by law; provided, however, that the exclusive forum for resolution of disputes arising out of this Agreement shall be Arbitration conducted pursuant to the provisions of Article 16.

13.03 *Exclusions of Consequential Damages*. Notwithstanding any other provision of this Agreement, under no circumstances shall Buyer or Seller be entitled to any special or consequential damages of any kind or nature whatsoever; provided, however, that the remedies set forth in Sections 3.03(b)(ii) and (c) shall not be deemed to be special or consequential damages for purposes of this provision.

13.04 *Limitation of Remedies*. Notwithstanding anything to the contrary in this Agreement, (a) except as provided in Section 13.05, the sole and exclusive remedy of Seller for Buyer's failure to pay any undisputed invoice or undisputed part thereof rendered by Seller shall be Seller's right to suspend deliveries of Dedicated Lignite in accordance with Section 8.04 and applicable law, including the UCC, and Seller's right to terminate this Agreement in accordance with Section 11.02(a) and (b) and (b) the sole and exclusive remedy of Buyer for the failure of Seller's representations and warranties in Section 9.01(d) or (e) to be true and correct, and of Seller for the failure of Buyer's representations and warranties in Section 9.02(e) or (f) to be true and correct, is the right to terminate this Agreement in accordance with Section 11.02(a) and (b).

13.05 *Specific Performance*. Buyer acknowledges that irreparable damage will occur in the event that Section 8.02(b) and the first sentence of Section 18.04 are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that Seller will be entitled to specific performance of Buyer's obligations under the terms of Section 8.02(b) and the first sentence of Section 18.04 in addition to any other remedy to which Seller is entitled at law or in equity and permitted under this Agreement.

13.06 *Amendments*. Any and all amendments, supplements, and modifications to this Agreement shall be in writing and signed by the Parties hereto.

ARTICLE 14

NOTICES AND OTHER COMMUNICATIONS; AUTHORIZED REPRESENTATIVES

Buyer and Seller each shall appoint a representative ("Authorized Representative") to receive and give on behalf of Buyer and Seller all notices, approvals, disapprovals and other communications required or permitted under this Agreement.

Except as otherwise expressly stated in this Agreement, any such notice or approval, disapproval or other communication shall be in writing to the other Party and shall be deemed to have been duly given when delivered in person to the Authorized Representative or upon delivery by telephonic facsimile transmission, or when actually received (as evidenced by return receipt after posting by United States certified mail, return receipt requested), with postage prepaid, addressed to the Authorized Representatives of Buyer and Seller as follows:

As to Seller, the Authorized Representative shall be:

Mississippi Lignite Mining Company
1000 McIntire Rd.
Ackerman, MS 39735
Attention: Dave Liffrig, General Manager
Facsimile No.: (662) 387-5280
Email: dave.liffrig@nacoal.com

Copies of all notices shall be sent to Seller to:

The North American Coal Corporation
5340 Legacy Drive
Building 1, Suite 300
Plano, TX 75024
Attention: John Neumann, General Counsel
Facsimile No.: (972) 387-1328
Email: john.neumann@nacoal.com

As to Buyer, the name and address of the Authorized Representative shall be submitted by Buyer to Seller in writing on the date of this Agreement.

The designation of the Authorized Representative of each Party or the addresses of same may be changed at any time by any Party upon written notification by its Authorized Representative to the other Party's Authorized Representative.

ARTICLE 15

DISPUTE RESOLUTION

The Parties shall for a period of up to ninety (90) Days after either Party has given notice that a dispute exists engage in good faith discussions and negotiations in an attempt to resolve

such dispute. If, by the earlier of the end of such ninety (90) Day period, (unless such period is extended by mutual agreement of the Parties), or such time as the Parties agree the Parties have been unable to resolve such dispute, then they shall submit such dispute to binding Arbitration in accordance with Article 16 below.

ARTICLE 16

ARBITRATION

16.01 *Arbitrators' Panel*. Any Arbitration hereunder shall be before three (3) neutral arbitrators, one of whom shall be named by Seller, one of whom shall be named by Buyer, and the third of whom shall be selected in accordance with the procedure set forth in Section 16.02. If either Buyer or Seller fails to select an arbitrator within fifteen (15) Days after its receipt of notice of Arbitration under this Article 16, then the other Party shall have the right to appoint an arbitrator for the Party not acting.

16.02 *Selection of Third Arbitrator*. The third arbitrator shall be chosen by the two arbitrators selected pursuant to Section 16.01, provided that if the arbitrators cannot agree within ten (10) Days on a third arbitrator, the third arbitrator shall be chosen by Buyer and Seller from a panel of the American Arbitration Association ("AAA") as follows:

(a) Immediately upon the expiration of such ten (10) Day period the Parties shall request the AAA to submit simultaneously to each Party an identical list of persons chosen from the AAA's panel.

(b) Each Party shall have thirty (30) Days from the date of receipt in which to cross off any names objected to, number the remaining names to indicate the order of preference, and return the list to the AAA. If a Party does not return the list within the time specified, all persons named therein shall be deemed acceptable to that Party.

(c) From the persons who have been approved on both lists, and in accordance with the designated order of mutual preference, the AAA shall invite the acceptance of an arbitrator to serve as the third arbitrator, or if acceptable arbitrators are unable to act, or if for any other reasons the appointment cannot be made from the submitted lists, the AAA shall have the power to make the appointment from among other members of the panel of the AAA without the submission of any additional list.

16.03 *Qualification of Arbitrators*. Persons selected as neutral arbitrators hereunder shall have the following minimum qualifications:

(a) Shall be impartial, disinterested, independent of the Parties and their affiliates and have a reputation for fairness; provided, however, that this definition shall not exclude the employees of consulting firms that have not performed consulting services having a value in excess of $50,000 in the aggregate for either Party or its Affiliates within the twenty-four (24) Months preceding the commencement of Arbitration. Consulting services

do not include publications, reports (including regional reports or studies), data bases and data services which are purchased from the coal/lignite industry or independent non-regulated electric power industry consulting firm and are offered for sale by the consulting firm to multiple customers in a substantially similar form; and

(b) Shall have expertise in the process of interpreting coal or lignite supply agreements.

16.04 *Governing Law*. Arbitration proceedings conducted pursuant to this Article 16 will be governed by the laws of the State of Texas (without regard to its choice of law rules) and the Commercial Arbitration Rules of the AAA then in effect, except as specified herein. Within thirty (30) Days of the appointment of the third arbitrator, the complaining Party shall submit a statement of claim. The Party not submitting a statement of claim shall have thirty (30) Days after being served with the statement of claim to submit an answer. Both the statement of claim and the answer shall concisely and with specificity state the Party's position and the basis for that position.

16.05 *Hearing Location*. The Arbitration hearing shall be conducted in Houston or Dallas, Texas or such other location as may be agreed to by the Parties and shall begin within sixty (60) Days of submittal of the answer, unless the Parties agree otherwise. The arbitration hearing shall be concluded within one hundred twenty (120) Days of the appointment of the third arbitrator pursuant to Section 16.02 hereof unless the Parties agree otherwise.

16.06 *Authority of Arbitrator*. The arbitrators' authority shall be limited to the extent that the arbitrators shall be bound by the laws of the State of Texas, the facts and issues, and by the Texas Rules of Evidence, to the same extent as a trial court and the arbitrators shall make no decision which is not in accordance with applicable laws and Section 16.10 hereof; depositions may be admitted to the extent testimony would be admissible and this shall not prevent live testimony by any witness who was deposed; and reasonable discovery limited to the issues to be arbitrated shall be available.

16.07 *Record of Hearing*. A stenographic transcript of the testimony and of the record of such proceedings shall be taken.

16.08 *Briefs*. The brief of the complaining Party shall be filed with the arbitrators within thirty (30) Days after completion of the hearings, and the brief of the other Party shall be filed within thirty (30) Days after the receipt of the complaining Party's brief. The arbitrators may designate the portion or portions of the record which they require for their decision, but nothing shall prevent a Party from presenting a complete record, if it so desires.

16.09 *Claims of $100,000 or Less – Baseball Arbitration*. With respect only to disputes where the dollar difference in the position of the Parties is $100,000 or less, the arbitrators shall have no power to mediate or compromise any claim, but shall have only the authority to review the information presented by the Parties and to select the position proposed by one of the Parties.

16.10 *Payment of Costs*. Each Party shall pay for the services and expenses of its witnesses and attorneys and the arbitrator it appoints; all other costs incurred in connection with

the arbitration shall be paid by equal parts by the Parties, unless the award shall specify a different division of costs.

16.11 *Issuance and Effect of Arbitrators' Decision*. The award of the arbitrators shall require a majority of the arbitrators, shall be in writing setting forth the arbitrator's reasoning based on the evidence admitted and rendered and served on both Buyer and Seller within thirty (30) Days of filing of the last brief under Section 16.08. The decision of the arbitrators shall be final and binding and enforceable pursuant to the laws of the State of Texas by filing in any court having jurisdiction thereof. It is agreed that during the pendency of any arbitration proceedings, the Parties shall continue to perform their obligations under this Agreement in the same manner as prior to the institution of arbitration proceedings, and neither Party shall depart from the status quo of performance under this Agreement as it existed prior to instituting the arbitration, and such conduct shall not be deemed to be in breach of this Agreement unless and until it is found to be so by the arbitrators' decision. To the extent necessary and proper, the arbitrators' decision may be retroactive.

16.12 *Waiver of Jury Trial*. The Parties hereto waive trial by jury in connection with proceedings or counterclaims brought by either of the Parties hereto to enforce or appeal an arbitration award rendered under this Article 16.

ARTICLE 17

TAXES AND OTHER CHARGES

17.01 *Applicable Taxes*. All present or future federal, state, municipal or other lawful taxes (other than those described in Section 17.04 (Broad Industry Taxes or Charges) below)) applicable by reason of the operation of the Mine or assessable on Seller's property or operations other than those listed in Exhibit D, shall be Seller's responsibility. Seller shall have the responsibility to pay the taxes listed in Exhibit D; provided, however, that payment of such taxes by Seller shall be without prejudice to the understanding of the Parties that the cost of such taxes shall be passed through to, and borne by Buyer as a component of the Billing Price for lignite delivered hereunder as provided in said Exhibit D to the extent CGLP can pass such items through to the Electric Customer. As between Buyer and Seller, Buyer shall be responsible for all existing and any new sales, use, excise, ad valorem, and any other similar taxes, if any, imposed or levied by a governmental agency on the capacity or energy sold and delivered from the Plant. Buyer shall indemnify, defend, and hold Seller harmless from any liability for all such taxes for which Buyer is responsible. Seller shall indemnify, defend, and hold Buyer harmless from any liability from all such taxes for which Seller is responsible. Buyer shall reimburse Seller promptly on demand for the amount of any such tax that is Buyer's responsibility hereunder that Seller remits, plus any penalties and interest incurred and remitted, except such penalties as result from Seller's conduct. Likewise, Seller shall reimburse Buyer promptly on demand for the amount of any such tax that is Seller's responsibility hereunder that Buyer remits, plus any penalties, interest incurred and remitted, except penalties as a result from Buyer's conduct.

17.02 *Contested Taxes*. Neither Party shall be required to pay any such tax, assessment, charge, levy, account payable or claim if the validity, applicability or amount thereof is being

contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property utilized under this Agreement or any material interference with the use thereof.

17.03 *Other Charges*. Subject to Section 17.02, Seller and Buyer each will pay and discharge all lawful assessments and governmental charges or levies imposed upon it or in respect to all or any part of its property or business, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor, or materials which, if unpaid might become a lien or charge upon any of its property.

17.04 *Broad Industry Taxes or Charges*. Notwithstanding the above, if taxes, fees, charges or programs are imposed by any state or federal government on the mining or consumption of fossil fuel for electric generating facilities (e.g., a carbon tax, Btu tax, new offset program), the Parties shall use all reasonable efforts to develop a mitigation plan to reduce the impact of such taxes, fees, charges or programs. If such taxes, fees, charges or impacts of programs result in additional costs that are not otherwise assessed against Buyer or CGLP, pricing under this Agreement shall be renegotiated, to fully pass through such costs to Buyer and fully reimburse Seller for such amounts, but only to the extent that Buyer is reimbursed for such amounts by CGLP (which requires CGLP to be reimbursed for such amounts by the Electric Customer). These pricing renegotiations shall be subject to Arbitration only for the purpose of establishing the amount by which Seller shall be fully compensated for these additional costs. Conversely, any future tax relief (such as a tax credit) to Seller related to such pricing under this Agreement shall be fully passed through to Buyer.

17.05 *Income Taxes*. In no event shall Seller be entitled to pass through existing, new or increased income taxes.

ARTICLE 18

MISCELLANEOUS

18.01 *Successors and Assigns*. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns; provided, however, this Agreement may not be assigned by either Seller or Buyer without the written consent of the other Party, which consent will not be unreasonably withheld, and provided further that no such consent is necessary in the event of (a) pledge, assignment or other security arrangement to secure indebtedness incurred for the purpose of or in connection with the operation of the Facility or performance under this Agreement or any indebtedness secured by lien on the Facility or revenue therefrom, or (b) the assignment by either Party of all or any part of its interest in this Agreement to its own parent company or to a subsidiary or subsidiary of such assigning Party's parent company or to a partnership or joint venture in which the assigning Party owns at least a fifty (50) percent interest, provided such assignee assumes the obligations of the Party under this Agreement to the extent of the interest so assigned. If Buyer assigns its rights and interests hereunder in connection with or as collateral security for a financing or refinancing, then, upon request of Buyer, Seller shall execute and deliver to assignee or its designees a consent to assignment in form and substance typical in project finance transactions as shall be reasonably requested by such assignee.

18.02 *Seller Insurance*. To the extent available in the future, Seller shall maintain the workers' compensation insurance and general liability coverage that is currently in place during the Term of this Agreement. Seller shall (a) provide to Buyer a certificate of insurance evidencing compliance with this Section 18.02 and (b) cause its insurance carriers to add Buyer as an additional insured on its general liability insurance policies.

18.03 *Buyer Insurance*.

(a) Buyer has caused Operator to obtain and shall continue to cause Operator to maintain during the Term such insurance (including the coverages, limits, deductibles and retentions) as set forth on Exhibit G attached hereto, which shall name each of Seller and Buyer as an additional insured, as a loss payee and as the beneficiary of waivers of subrogation, and shall provide certificates evidencing the existence of such policies of insurance to Seller within ten (10) Days of the Effective Date. This insurance shall be placed with companies reasonably acceptable to Seller.

(b) Buyer and Seller agree that Operator's insurance shall be primary insurance with respect to Losses for which Seller is being indemnified by Buyer under this Agreement. In the event of a dispute between or among insurers regarding whether the insurance of Operator or the insurance of Seller covers particular Losses for which Buyer is indemnifying Seller, the Parties agree that the insurance of Seller or its Affiliates, if available, shall be for Seller's benefit in excess of Operator's insurance and shall not contribute with it.

(c) If either Buyer or Operator receives the proceeds paid out under any insurance policy set forth on Exhibit G or Losses for which Seller is being indemnified by Buyer, Buyer shall cause such proceeds to be paid to Seller to the extent of any shortfall in indemnification payments by Buyer for such Losses.

(d) Buyer shall require Operator to cause each insurance policy set forth on Exhibit G to require at least thirty (30) Days' prior written notice of cancellation, non-renewal or material alteration to the policy to Seller, except ten (10) Days' notice shall apply in the case of cancellation due to nonpayment of premium. If such insurance coverage is canceled, not renewed or is materially altered, then Seller may, without any obligation to do so, obtain and maintain such insurance in its name, and the cost thereof shall be payable by Buyer.

18.04 *Refined Coal Sale Agreement*. Without Seller's prior written consent, which will not be unreasonably withheld, conditioned or delayed, Buyer will not amend or otherwise modify, or waive any breach by CGLP or any successor party to the Refined Coal Sale Agreement of, Sections 2.1, 2.7, 3.5(iii) or 13 of the Refined Coal Sale Agreement. Buyer will use reasonable efforts to enforce its rights under Sections 2.1, 2.7, 3.5(iii) and 13 of the Refined Coal Sale Agreement against CGLP or any successor party to the Refined Coal Sale Agreement.

18.05 *Construction*. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. The word "including" shall mean including without limitation and the words "include" and "includes" shall have corresponding meanings. The word "knowledge" shall mean knowledge obtained or obtainable after due inquiry and reasonable investigation. References to "dollars" or "$" shall be to U.S. dollars.

18.06 *Headings Not to Affect Construction*. The headings to the respective sections and paragraphs of this Agreement are inserted for convenience of reference, and are neither to be taken to be any part of the provisions hereof nor to control or affect the meaning, construction or effect of the same.

18.07 *Written Instrument Contains Entire Agreement*. This written instrument, including all exhibits attached hereto, contains the entire agreement between the Parties hereto in respect of the subject matter, and there are no other understandings or agreements between said Parties, or either of them, in respect thereof.

18.08 *Execution of Counterparts*. This instrument may be simultaneously executed in any number of counterparts, and all such counterparts shall constitute but one and the same instrument.

18.09 *Governing Law*. This Agreement shall be governed by and construed according to the laws of the State of Texas without giving effect to the conflict of laws principles thereof.

18.10 *Severability*. In the event that any of the terms, covenants or conditions of this Agreement, other than the obligation to pay money pursuant to the terms of this Agreement, or the application of any such term, covenant or condition, shall be held invalid as to any person or circumstances by any court having jurisdiction in the premises, the remainder of this Agreement and the application of its terms, covenants or conditions to such person or circumstances shall not be affected thereby but shall remain in force and effect.

18.11 *Waivers and Amendments*. No amendment, modification or discharge of this Agreement (including any Exhibit), and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any party hereto of a breach or of a default under any provisions of this Agreement, nor the failure by any party on one or more occasions to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The execution or delivery of this Agreement by a party shall not by itself constitute a waiver of any provision of this Agreement or any breach of this Agreement arising out of facts or circumstances existing at the time of such execution or delivery.

18.12 *Survivorship of Obligations*. The termination or cancellation of this Agreement shall not discharge any Party from any obligation it owes to the other Party under this Agreement by reason of any transaction, loss, cost, damage, expense or liability which shall occur or arise prior to such termination. It is the intent of the Parties that any such obligation owed (whether the same shall be known or unknown as of the termination or cancellation of this Agreement) will survive the termination or cancellation of this Agreement. The Parties also intend that the indemnification provisions contained in this Agreement shall remain operative and in full force and effect, regardless of any termination or cancellation of this Agreement, except with respect to actions or events occurring or arising after such termination or cancellation is effective.

18.13 *Negation of Partnership*. None of the terms or provisions of this Agreement shall be deemed to create a partnership between the Parties and their businesses or otherwise, nor shall it cause them to be considered joint venturers or members of any joint enterprise.

18.14 *Exhibits*. The following exhibits to which reference is made in this Agreement are deemed incorporated into this Agreement in their entirety:

Exhibit A - Depiction of the Point of Delivery

Exhibit B - Annual Lignite Quantity Table

Exhibit C – [RESERVED]

Exhibit D - Adjustments to Base Price

Exhibit E - Quality & Property Price Adjustment

Exhibit F - Control Agreement

Exhibit G - Buyer Insurance

Exhibit H - Adjustments

Exhibit I - Lignite Property

Exhibit J - July 19, 2002 Letter Agreement

18.15 *Schedules*. The following schedules to which reference is made in this Agreement are deemed incorporated into this Agreement in their entirety:

Schedule 1 – Amendments to the 1998 LSA

Schedule 9.01(b) – Consents

IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by its duly authorized representative as of the date first written above, to be effective for all purposes as of such date.

SELLER:

MISSISSIPPI LIGNITE MINING COMPANY
By Its Joint Venturers:

THE NORTH AMERICAN COAL CORPORATION

By: /s/ J. C. Butler, Jr.
Name: J. C. Butler Jr.
Title: Senior Vice President - Project Development and Administration

RED HILLS PROPERTY COMPANY L.L.C.

By: /s/ Harry B. Tipton III
Name: Harry B. Tipton III
Title: Manager

BUYER:

KMRC RH, LLC

By: /s/ Daniel J. Murray
Name: Daniel J. Murray
Title: President

EXHIBIT A
TO
LIGNITE SALES AGREEMENT


Mine Hopper
C2
C3
Silo 1
Silo 2
C4A
C4B
C5A
(Analyzer and Pay Scale)
DELIVERY POINT
C5B
(Analyzer and Pay Scale)
DELIVERY POINT
Power Plant
0
225
450
675
Revised Date By
MISSISSIPPI LIGNITE MINING COMPANY
ACKERMAN, MISSISSIPPI 39735
A JOINT VENTURE OF RED HILLS PROPERTY, L.L.C.
AND THE NORTH AMERICAN COAL CORPORATION
EXHIBIT A
DELIVERY POINT MAP
Drawn By: ST Date: 01/28/13
Approved: TJ Date: 01/28/13
Scale: 1" = 225' Dwg. No.:

EXHIBIT B
TO
LIGNITE SALES AGREEMENT

ANNUAL LIGNITE QUANTITY		
Year	**Facility Btu Burn/Year (millions)**	**Approximate Tonnage @ 5294 Btu/lb**
2013	32,881,536	3,105,547
2014	32,881,536	3,105,547
2015	32,881,536	3,105,547
2016	32,881,536	3,105,547
2017	32,881,536	3,105,547
2018	32,881,536	3,105,547
2019	32,881,536	3,105,547
2020	32,881,536	3,105,547
2021	32,881,536	3,105,547
TOTAL	**295,933,824**	**27,949,923**

EXHIBIT C
TO
LIGNITE SALES AGREEMENT

[RESERVED]

EXHIBIT D
TO
LIGNITE SALES AGREEMENT

ADJUSTMENTS TO BASE PRICE

Introduction - This Exhibit D describes the terms and conditions, and the specifications for the payment by the Buyer for lignite delivered to the Facility. There are several price components for which quarterly adjustments will be made to reflect actual conditions and escalation or de-escalation. The specific price components subject to adjustment, including the bases and methodology to be used in making those adjustments, are detailed below. Pricing subsequent to December 31, 2012 will be escalated in accordance with the formula cited below.

Base Price - The Base Price is [* * *]/MMBtus and is comprised of eight (8) Indexed components, Power Cost component, Pass-through component, Royalty component, and a Fixed component as indicated in the Lignite Price Component Escalation Table, below:

Table	**LIGNITE PRICE COMPONENT ESCALATION**
INITIAL COMPONENT PRICE 12/31/12	**REFERENCE INDEX***
Index Escalating:	
[* * *]/MMBtus Capital	PPI (WPU112)
[* * *]/MMBtus Labor	Table (CEU1021210008)
[* * *]/MMBtus Diesel	PPI (WPU057303)
[* * *]/MMBtus Tires	PPI (WPU071)
[* * *]/MMBtus Parts	PPI (WPU112J0202)
[* * *]/MMBtus Industrial	PPI (WPU03THRU15)
[* * *]/MMBtus G & A	CPI Urban Consumers – All Items (CUUR0000SA0)
[* * *]/MMBtus Other	CPI Urban Consumers – All Items (CUUR0000SA0)
[* * *]/MMBtus Index Subtotal	
Power Cost Escalating:	
[* * *]/MMBtus Power	Actual Electric Rates
Pass-through:	
[* * *]/MMBtus Taxes & Regs	Actual Pass-through
Royalty Constant %:	
[* * *]/MMBtus Royalty	Constant % - 5.5% of Total Adjusted Base
Fixed Cost:	
[* * *]/MMBtus Fixed	Fixed Payment
[* * *]/MMBtus Total Base Price	

* * * Confidential Treatment Requested

EXHIBIT E
TO
LIGNITE SALES AGREEMENT

QUALITY & PROPERTY PRICE ADJUSTMENT

Introduction – This Exhibit E describes the methodology for calculating the daily quality adjustment to be applied to the Adjusted Base Price pursuant to Section 7.02 of the Agreement. The equations contained in this Exhibit E shall be used to calculate the change in costs that CGLP will incur at the Plant as a result of daily quality variations in the Dedicated Lignite or Alternate Fuel (collectively, "Fuel") delivered by Seller to Buyer. For the purposes of this Exhibit E, Seller acknowledges that Buyer will utilize the Fuel purchased pursuant to the Agreement to produce Refined Coal at the Facility and sell such Refined Coal and Backup Fuel to CGLP for use at the Plant. These equations are based on four key parameters:

- Fuel Calorific Value
- Fuel Ash Content
- Fuel Moisture Content
- Fuel Sulfur Content

For an equivalent amount of electrical generation, the Fuel, limestone and ash flows for the daily delivered Fuel shall be calculated and compared to the material flows that would result from the use of Fuel with the specifications set forth in Section 6.01 of the Agreement. The difference in operating and maintenance costs associated with these material flows is the quality adjustment for the daily delivered Fuel.

Definitions

ΔA	Change in total ash flow due to a change in Fuel quality
ΔHC_A	Increase or decrease in ash handling costs per hour due to a change in ash flow, \$/hr
ΔHC_F	Increase or decrease in Fuel costs per hour due to a change in heat input, \$/hr
ΔHC_L	Increase or decrease in limestone purchase costs per hour due to a change in limestone flow, \$/hr
ΔHC_{AM}	Increase or decrease in ash handling maintenance costs per hour due to changed ash flow, \$/hr
ΔHC_{FM}	Increase or decrease in Fuel handling maintenance costs per hour due to changed Fuel flow, \$/hr
ΔHC_{LM}	Increase or decrease in limestone handling maintenance costs per hour due to changed limestone flow, \$/hr
ΔHC_{AE}	Increase or decrease in ash handling system power costs per hour due to changed ash flow, \$/hr
ΔHC_{FE}	Increase or decrease in Fuel handling system power costs per hour due to changed Fuel flow, \$/hr
ΔHC_{LE}	Increase or decrease in limestone handling system power costs per hour due to changed limestone flow, \$/hr
ΔFF	Change in Fuel flow due to a change in Fuel quality, lbs/hr
ΔHI	Change in Plant heat input due to a change in Fuel quality, MMBtu/hr

ΔL	Change in limestone flow due to a change in Fuel quality, lbs/hr
ΔM	% moisture, by weight, in Fuel as delivered/fired minus % moisture, by weight, in Section 6.01 of the Agreement
ΔS	% S, by weight, in Fuel as delivered/fired minus % S, by weight, in Section 6.01 of the Agreement
%A	Percentage of ash, by weight, in the Fuel
%CaO	% CaO, by weight, in the ash
$\%CaCO_3$	Limestone purity (% CaCO3, by weight, in limestone)
%M	Percentage of moisture, by weight, in the Fuel
%S	Percentage of sulfur, by weight, in the Fuel
%R	Sulfur removal efficiency
A	Total ash flow, lbs/hr
AB	Ash flow base
Ca/S	Calcium/Sulfur ratio for limestone addition
C_F	Unit cost of Fuel, $/MMBtu
C_A	Unit cost of ash disposal, $/ash ton
C_L	Unit cost of limestone, $/limestone ton
C_E	Unit cost of electricity, $/kWh
C_{FM}	Unit cost of Fuel handling equipment maintenance, $/ton
C_{AM}	Unit cost of ash handling equipment maintenance, $/ton
C_{LM}	Unit cost of limestone handling equipment maintenance, $/ton
CaO_{util}	Utilization of CaO in Ash, %
Ca/S_{all}	Overall Ca/S Ratio
FF	Full load Fuel flow, lbs/hr
FFB	Fuel Flow Base
HHV	Fuel higher heating value, Btu/lb.
HI	Heat input to the boilers, Btu/hr
HR	Net Plant heat rate, Btu/kWh
HR_T	Turbine heat rate, Btu/kWh
L	Total limestone flow, lbs/hr
LB	Limestone flow base
W_{OUT}	Net Plant capacity, kW
η	Boiler thermal efficiency

Plant Parameters - The parameters used to establish baseline Plant performance are set forth below. For purposes of calculating the quality adjustment, these parameters shall remain constant for the Term of this Agreement.

Net Unit Plant Capacity	- 440,020 kW	(W_{OUT})
Turbine Heat Rate	- 8013.0 Btu/Kwh	(HR_T)
Sulfur Removal Efficiency	- 95%	(%R)
Overall Ca/S Ratio	- 2.2904	(Ca/S_{all})
Utilization of CaO in Ash	- 30%	(CaO_{util})
Limestone Purity	- 80%	($\%CaCO_3$)
Plant Auxiliary Load	- 49,943 kW	(AuxLoad)
% of Auxiliary Load attributed to Fuel	- 40.0%	(AuxF)
% of Auxiliary Load attributed to Ash	- 5.0%	(AuxA)
% of Auxiliary Load attributed to Limestone	- 5.0%	(AuxL)
Fuel Flow Base	- 841,844 Lbs/hr	(FFB)
Ash Production Base	- 151,816 Lbs/hr	(AB)
Limestone Consumption Base	- 33,2003 Lbs/hr	(LB)

Design Fuel Specifications – As set forth in Section 6.01 of the Agreement, the design Fuel specifications are as follows:

Calorific Value, Btu/lb	- 5294 Btu/lb	(HHV)
Sulfur Content% by weight	- 0.58%	(%S)
Ash Content, % by weight	- 14.64%	(%A)
Moisture Content, % by weight	- 41.75%	(%M)

Unit Operating and Maintenance Casts - The costs affected by changes in Fuel quality are those costs directly affected by the Fuel, ash, and limestone flow. For the purpose of calculating the cost impact of variations in Fuel quality. the base unit costs shall be as follows:

1.) Fuel Charge (C_F)	[* * *]/ MMBtu
2.) Fuel Handling Maintenance Cost (C_{FM})	[* * *] / Fuel ton
3.) Limestone Cost (C_L)	[* * *] / limestone ton
4.) Limestone Maintenance Cost (C_{LM})	[* * *] / limestone ton
5.) Ash Disposal Cost (C_A)	[* * *] / ash ton
8.) Ash Maintenance Cost (C_{AM})	[* * *] / ash ton
7.) Electricity Cost (C_E)	[* * *] / kWhr

Where: C_F = Total Base Price - Pass-through component price

Unit Operating and Maintenance Cost Escalation - The "Unit Operating And Maintenance Costs" listed above shall be adjusted to reflect the changes in the Fuel Charge. The Fuel Charge shall be adjusted on a Monthly basis and shall be equal to the Adjusted Base Price for the current Month (in $/MMBtu) less the Pass-through component price for the current year (in $/MMBtu)

* * * Confidential Treatment Requested

All unit costs, other than the Fuel Charge, shall be adjusted Monthly as follows:

$$AC_{xn} = (C_{Fn}/\$1.23857/MMBtu) \times C_x$$

Where:	AC_{xn}	=	Adjusted Unit Cost for item "x" in the current Month
	C_{Fn}	=	Fuel Charge for the current month ($/MMBtu)
	C_x	=	Unit Cost amount for item "x" set forth in "Unit Operating and Maintenance Costs" above

Where:	x	=	Items 2.) through 7.) in "Unit Operating and Maintenance Costs"
	-n	=	current Month

Quality Adjustment - Based on the Plant parameters, Fuel quality and unit operating and maintenance costs listed above, a price adjustment for quality ("Quality Adjustment") shall be calculated on a daily basis. The Quality Adjustment for each Month shall be equal to the sum of the daily Quality Adjustments during such Month and shall be included in Seller's Monthly invoice. The equations to be used to calculate the Quality Adjustment and an example of such adjustment calculation are set forth in the attached Quality Adjustment Table.

Annual Limestone Cap Quality Adjustment – Before January 1 of each year Buyer and Seller shall establish a Predicted Annual Limestone Consumption (PALC) and an Annual Minimum Limestone Contract Take (AMLCT), where AMLCT equals 75% of PALC, based upon the expected annual power generation of CGLP, Fuel sulfur & CaO content, and limestone quality performance. At year-end, the PALC will be adjusted for changes in annual power generation by CGLP, and the AMLCT shall be adjusted for changes occurring during the year due to contract limestone quality changes. The Seller's Total Annual Quality Adjustment shall be decreased or increased to the extent the actual limestone tonnage falls below the 75% year-end PALC or above the 125% year-end PALC times the average annual limestone unit cost of CGLP.

Basic Equations

The equations contained in the Quality Adjustment Table of this Exhibit E were derived by Burns & McDonnell (Project 96-615-1 for Tractabel Power, Inc.). These equations, which are needed to calculate Fuel flow, limestone flow and ash production for a circulating fluidized bed boiler, are as follows:

Heat Input and Fuel Flow

$$HI = W_{OUT} * HR$$ Equation 1

$$HI = W_{OUT} * HR_T / \eta$$

$$FF = \frac{HI}{HHV}$$ Equation 2

$$FF = \frac{W_{OUT} * HR}{HHV}$$

$$FF = \frac{W_{OUT} * HR_T / \eta}{HHV}$$

The boiler efficiency is affected by the moisture content of the Fuel. Based on information received from Foster-Wheeler Energy Corp., the relationship between Fuel moisture and boiler efficiency in the circulating fluidized bed is:

$$\eta = 0.9477 - 0.375 * \%M$$

This boiler efficiency/lignite moisture content relationship is graphically presented at the end of this section.

Substituting the above formula for the relationship between Fuel moisture and boiler efficiency for the value of "η", the above equations for heat input and Fuel flow become:

$$HI = W_{OUT} * HR_T / (0.9477 - 0.375 * \%M)$$ Equation 1a

$$FF = \frac{W_{OUT} * HR_T / (0.9477 - 0.375 * \%M)}{HHV}$$ Equation 2a

Limestone Flow

$$L = \frac{\left(\frac{100}{32}\right)(Ca/S) * FF * \%S}{\%CaCO_3}$$ Equation 3

A relationship between the ash content and Calcium Oxide (CaO) content in the ash of the Fuel has been established. A regression formula based on over 100 core samples was developed to calculate percent CaO in the ash based on percent ash on an as-delivered basis. The regression formula is:

$$\%CaO = (230.452 / \%ash) - 3.176$$

The relationship between the ash content and Calcium Oxide (CaO) content in the ash is graphically presented at the end of this section.

Ash Flow

Ash flow from a CFB is made up of four parts (Fuel ash, SO_2 removal reaction products, unreacted lime arid limestone inerts) as follows:

$$A = [\%A * FF * (1 - \%Ca)] + \left[\frac{136}{32} * FF * \%S * \%R\right]$$

$$+ \left[\frac{56}{32} * (Ca/S - \%R) * FF * \%S\right]$$

$$+ \left[\frac{\frac{100}{32} * (Ca/S) * FF * \%S * (I - \%CaCO_3)}{\%CaCO_3}\right] \quad \text{Equation 4}$$

Basic Calculations

The total heat input and Fuel, limestone and ash flows for the Plant design conditions are calculated from equations 1, 2, 3 and 4, respectively, using the Fuel specifications contained in Section 8.01 of the Agreement and Plant Parameters listed in this Exhibit E. Design condition parameters are identified by the subscript B. Similarly, the actual total heat input and Fuel, limestone and ash flows for the current period are calculated from equations la, 2a, 3 and 4, respectively, using the current period Fuel quality data. Current period parameters are identified by the subscript C. Differences between the current period values and the design condition values are used to determine the total impact of the Fuel quality change. The appropriate cost factors are then used to determine the total cost impact of the Fuel quality change as follows:

$$\Delta HI = (W_{OUT} * HR_T/(0.9477 - 0.375 * \%M_C)) - (W_{OUT} * HR_B)$$

$$\Delta FF = \left(\frac{W_{OUT} * HR_T/(0.9477 - 0.375 * \%M_C)}{HHV_C}\right) - \left(\frac{W_{OUT} * HR_B}{HHV_B}\right)$$

$$\Delta L = \left(\frac{\left(\frac{100}{32}\right)(Ca/S)_c * FF_c * \%S_C}{\%CaCO_3}\right) - \left(\frac{\left(\frac{100}{32}\right)(Ca/S)_B * FF_B * \%S_B}{\%CaCO_3}\right)$$

$$\Delta A = [\%A_C * FF_C * (1 - \%Ca_C)] + \left[\frac{136}{32} * FF_C * \%S_C * \%R\right]$$

$$+ \left[\frac{56}{32} * ((Ca/S)_C - \%R) * FF_C * \%S_C\right]$$

$$+ \left[\frac{\frac{100}{32} * (Ca/S)_C * FF_C * \%S_C * (1 - \%CaCO_3)}{\%CaCO_3}\right]$$

$$- [\%A_B * FF_B * (1 - \%Ca_B)] + \left[\frac{136}{32} * FF_B * \%S_B * \%R\right]$$

$$- \left[\frac{56}{32} * ((Ca/S)_B - \%R) * FF_B * \%S_B\right]$$

$$- \left[\frac{\frac{100}{32} * (Ca/S)_B * FF_B * \%S_B * (1 - \%CaCO_3)}{\%CaCO_3}\right]$$

<u>Cost Calculations</u>:

The total change in operating and maintenance costs of the Plant is the sum of the change in Fuel costs, limestone costs, ash disposal costs, power costs and maintenance costs. Using the change in heat input and the Fuel, limestone and ash flow changes calculated above, these costs are calculated as follows:

$$\Delta HC_F = \Delta HI * C_F \qquad \Delta HC_{FM} = \Delta FF * C_{FM} \qquad \Delta HC_{FE} = \frac{\Delta FF}{FF_C} * AuxLoad * 0.40 * C_E$$

$$\Delta HC_A = \Delta A * C_A \qquad \Delta HC_{AM} = \Delta A * C_{AM} \qquad \Delta HC_{AE} = \frac{\Delta A}{A_C} * AuxLoad * 0.05 * C_E$$

$$\Delta HC_L = \Delta L * C_L \qquad \Delta HC_{LM} = \Delta L * C_{LM} \qquad \Delta HC_{LE} = \frac{\Delta L}{L_C} * AuxLoad * 0.05 * C_E$$

QUALITY ADJUSTMENT TABLE

QUALITY ADJUSTMENT EQUATIONS & EXAMPLE

Input Parameters

1.) Plant

Net Unit Output, W_{OUT} =	440.02	MW
Turbine Heat Rate, HR_T =	8.013.0	Btu/kwh
Sulfur Removal, R% =	95%	
Overall $C_M S$, CaS_n =	2.290.4	
Utilization of CaO in Ash, CaO_n =	30%	
Calcium Carbonate % in Limestone, $\%CaCo_3$ =	80%	
Plant Auxiliary Load, AuxLoad =	49.943	Kw
% of Load attributed to Fuel, AuxF =	40.0%	
% of Load Attributed to Ash, AuxA =	5%	
% of Load Attributed to Limestone, AuxL =	5%	
Fuel Flow Base – Lignite Lbs/hr, FFB =	841,844	Lbs/hr
Ash Flow Base – Ash Lbs/hr, AB =	151,816	Lbs/hr
Limestone Flow Base – Limestone Lbs/hr, Lb =	33,203	Lbs/hr

2.) Unit Operating & Maintenance Costs

Fuel Charge C_F =	[* * *]	/MMBtu
Fuel Handling Maintenance Cost, C_{FH} =	[* * *]	/Ton
Limestone Cost, C_L =	[* * *]	/Ton
Limestone Maintenance Cost, C_{LM} =	[* * *]	/Ton
Ash Handling Cost, C_A =	[* * *]	/Ton
Ash Maintenance Cost, C_{AM} =	[* * *]	/Ton
Electricity Cost, C_E =	[* * *]	$/kwh

Note: The unit operating and maintenance costs here do not reflect any escalation.

3.) Design Fuel Specifications

Sulfur, %S =	5.294.00	Btu/Lb
Sulfur, %S =	0.58%	
Moisture, %M =	41.75%	
Ash, %A =	14.64%	

Daily Results (Example)

Delivered Quality & Tons

Caloric Value, HHV =	5.249	Btu/Lb
Sulfur, %S =	0.60%	
Moisture, %M =	41.53%	
Ash, %A =	15.26%	
Daily Fuel Delivery =	8,923	Tons

Note: The numbers assumed in this example are not intended to relate to actual circumstances or to be used in actual calculations.

Boiler Thermal Efficiency *	0.7920		where * = .9477-(0.375+%M)
Heat Rate, HR	10,118	Btu/kwh	where HR = HR_T/ **[nbr]**
Kwh Produced Based on Delivered Fuel, Kwhfuel	9,258,208	kwh/Day	where Kwhfuel = Daily Fuel Delivery *2000*HHV/HR

Fuel Flow	Delivered Fuel		Design Fuel		Difference		Method of Calculation
Daily Kwh, Kwh	9,258,208	kwh/Day	9,258,208	kwh/Day			= Kwhfuel
Boiler Thermal Efficiency, =	0.7920		0.7911				= .9477-(0.375*%M)
Heat Rate, HR	10,118	Btu/kwh	10,128	Btu/kwh	11	Btu/Kwh	= HR_T/*
Calculated Burn (Heat Input), HI	93,673.65	MMBtu/Day	93,771.34	MMtu/Day	96	MMBtu/Day	= (W_{OUT} *1000*HR)*(10^6)
Fuel Flow, FF	17,846,000	Lbs/Day	17,712,757	Lbs/Day	-133,243	Lbs/Day	= HI*(10^6)/HHV
Limestone Flow							
Calculated CaO in Ash, %CaO	11.93%		12.57%				= ((230.452/(%A*100)-3.176)/100
Ca/S, Calcium to Sulfur Ratio	1.7704		1.7467				= Ca/S_R–(32/56*%A*%CaO*CaO
Limestone per Lb of Lignite	0.041	Lbs	0.040	Lbs			= (100/32*Ca/S*S%)/$\%CaCO_3$
Limestone Flow	740,514	Lbs/Day	700,955	Lbs/Day	-39,559	Lbs/Day	= LbLst * FF
Cost of Limestone	[* * *]	/Day	[* * *]	/Day	[* * *]	/Day	= L/2000*C_L
Limestone Maintenance	[* * *]	/Day	[* * *]	/Day	[* * *]	/Day	= L/2000*C_{LM}
Total Cost of Limestone	[* * *]	/Day	[* * *]	/Day	[* * *]	/Day	
Ash Production							
Ash from reacted limestone (Lb/Lb of lignite)	0.0242	Lbs	0.0234	Lbs			= (136/32*%R*%S)
Ash from unreacted limestone (Lb/Lb of lignite)	0.0086	Lbs	0.0061	Lbs			= %S*(56/32*(Ca/S-%R))
Ash in Limestone (Lb/Lb of lignite)	0.0083	Lbs	0.0079	Lbs			= %S*((100/32)*(Ca/S)* (1-$\%CaCO_3$))/($\%CaCO_3$)
Total Limestone Ash (Lb/Lb of Lignite)	0.0411	Lbs	0.0394	Lbs			
Limestone Ash	734,158	Lbs/Day	698,212	Lbs/Day	-35,947	Lbs/Day	= Total Limestone Ash*FF
Fuel Ash	2,625,868	Lbs/Day	2,495,397	Lbs/Day	-130,471	Lbs/Day	= FF*%A*(1-%CaO*CaOu)
Total Ash	3,360,026	Lbs/Day	3,193,609	Lbs/Day	-166,417	Lbs/Day	
Cost of Ash Handling	[* * *]	/Day	[* * *]	/Day	[* * *]	/Day	= Total Ash/[* * *] *C_A
Cost of Ash Maintenance	[* * *]	/Day	[* * *]	/Day	[* * *]	/Day	= Total Ash/[* * *] *C_{AM}
Total Cost of Ash	[* * *]	/Day	[* * *]	/Day	[* * *]	/Day	
Electricity							
Electrical Load – Fuel	423,491	kwh/Day	420,329	kwh/Day	-3,162	kwh/Day	= AuxF*AuxLoad/FFB*FF
Electrical Load – Ash	55,257	kwh/Day	52,530	kwh/Day	-2,737	kwh/Day	= AuxA*AuxLoad/AB*Total Ash
Electrical Load - Limestone	55,693	kwh/Day	52,718	kwh/Day	-2,975	kwh/Day	= AusL*AuxLoad/Lb*L
Total Kwh/Day	534,451	kwh/Day	525,577	kwh/Day	-8,874	kwh/Day	
Electricity Cost	[* * *]	/Day	[* * *]	/Day	[* * *]	/Day	= Total Kwh/day*C_E
Lignite							
Fuel Cost	[* * *]	/Day	[* * *]	/Day	[* * *]	/Day	= HI*C_F
Fuel Handling Maintenance	[* * *]	/Day	[* * *]	/Day	[* * *]	/Day	= FF/2000*C_{FM}
Total Cost of Fuel	[* * *]	/Day	[* * *]	/Day	[* * *]	/Day	
Total $/Day	[* * *]	/Day	[* * *]	/Day	[* * *]	/Day	= Sum of Total Costs of limestone, * electricity and fuel
Total $/MMBtu	[* * *]	/MMBtu	[* * *]	/MMBtu	[* * *]	/MMBtu	= Total Cost/HI
DAILY – QUALITY ADJUSTMENT, DOA			[* * *]	/Day	Where DOA = Total $Cost_{(design)}$ - Total Cost $_{(delivered)}$		
FUEL – FUEL QUALITY ADJUSTMENT, FQA			[* * *]	/MMBtu	Where FQA = DOA / $HI_{(delivered)}$		

* * * Confidential Treatment Requested

EXHIBIT F
TO
LIGNITE SALES AGREEMENT

Control Agreement

[See attached.]

JPMorganChase

Blocked Account Control Agreement
("Automatic Sweep/Frozen Account") I JPMORGAN CHASE BANK, N.A.

V1.4 _0410

AGREEMENT dated as of February 13, 2013, by and among KMRC RH, LLC ("Company"), Mississippi Lignite Mining Company ("MLMC") and JPMorgan Chase Bank, N.A. ("Depositary").

The parties hereto refer to Account No. 496550992 in the name of Company maintained at Depositary (the "Account") and hereby agree as follows:

1. Company and MLMC notify Depositary that by separate agreement Company has granted MLMC a security interest in the Account and all funds on deposit from time to time therein. Depositary acknowledges being so notified.

2. The Company shall have no right to issue withdrawal, payment, transfer or other fund disposition or other instructions which it otherwise would be entitled to give under the Account Documentation (as hereinafter defined) (collectively, "instructions") or any other right or ability to access or withdraw or transfer funds from the Account. On each business day (and without Company's consent) Depositary shall transfer, by wire all collected funds held in the Account as of the close of the immediately preceding business day to the following account in the name of MLMC:

Account No.	1028899286
Bank:	PNC Bank National Association
Routing #:	043000096
Address:	One Financial Parkway, Z1-YB42-03-1
	Kalamazoo, MI 49009

Any changes to the above instruction, and any other instructions with respect to the Account, shall be honored by Depositary only if given by MLMC (without Company's consent). For the purposes of the foregoing, a "business day" is any day other than a Saturday, Sunday or other day on which Depositary is or is authorized or required by law to be closed.

3. This Agreement supplements, rather than replaces, Depositary's deposit account agreement, terms and conditions and other standard documentation in effect from time to time with respect to the Account or services provided in connection with the Account (the "Account Documentation"), which Account Documentation will continue to apply to the Account and such services, and the respective rights, powers, duties, obligations, liabilities and responsibilities of the parties thereto and hereto, to the extent not expressly conflicting with the provisions of this Agreement (however, in the event of any such conflict, the provisions of this Agreement shall control). Prior to issuing any instructions, MLMC shall provide Depositary with such documentation as Depositary may reasonably request to establish the identity and authority of the individuals issuing instructions on behalf of MLMC. MLMC may request the Depositary to provide other services with respect to the Account; however, if such services are not authorized or otherwise covered under the Account Documentation, Depositary's decision to provide any such services shall be made in its sole discretion (including without limitation being subject to Company and/or MLMC executing such Account Documentation or other documentation as Depositary may require in connection therewith).

4. Depositary agrees not to exercise or claim any right of offset, banker's lien or other like right against the Account for so long as this Agreement is in effect except with respect to (i) returned or charged-back items, reversals or cancellations of payment orders and other electronic fund transfers or other corrections or adjustments to the Account or transactions therein, (ii) overdrafts in the Account or (iii) Depositary's charges, fees and expenses with respect to the Account or the services provided hereunder.

5. Notwithstanding anything to the contrary in this Agreement: (i) Depositary shall have only the duties and responsibilities with respect to the matters set forth herein as is expressly set forth in writing herein and shall not be deemed to be an agent, bailee or fiduciary for any party hereto; (ii) Depositary shall be fully protected in acting or refraining from acting in good faith without investigation on any notice, instruction or request purportedly furnished to it by Company or MLMC in accordance with the terms hereof, in which case the parties hereto agree that Depositary has no duty to make any further inquiry whatsoever; (iii) it is hereby acknowledged and agreed that Depositary has no knowledge of (and is not required to know) the terms and provisions of the separate agreement referred to in paragraph 1 above or any other related documentation or whether any actions by MLMC, Company or any other person or entity are permitted or a breach thereunder or consistent or inconsistent therewith, (iv) Depositary shall not be liable to any party hereto or any other person for any action or failure to act under or in connection with this Agreement except to the extent such conduct constitutes its own willful misconduct or gross negligence (and to the maximum extent permitted by law, shall under no circumstances be liable for any incidental, indirect, special, consequential or punitive damages); and (v) Depositary shall not be liable for losses or delays caused by force majeure, interruption or malfunction of computer, transmission or communications facilities, labor difficulties, court order or decree, the commencement of bankruptcy or other similar proceedings or other matters beyond Depositary's reasonable control.

6. Company hereby agrees to indemnify, defend and save harmless Depositary against any loss, liability or expense (including reasonable fees and disbursements of counsel who may be an employee of Depositary) (collectively, "Covered Items") incurred in connection with this Agreement or the Account (except to the extent due to Depositary's willful misconduct or gross negligence) or any interpleader proceeding relating thereto or incurred as a result of following Company's direction or instruction. MLMC hereby agrees to indemnify, defend and save harmless Depositary against any Covered Items incurred (i) in connection with this Agreement or the Account (except to the extent due to Depositary's willful misconduct or gross negligence) or any interpleader proceeding related thereto, (ii) as a result of following MLMC's direction or instruction or (iii) due to any claim by MLMC of an interest in the Account or the funds on deposit therein.

7. Depositary may terminate this Agreement (i) in its discretion upon the sending of at least thirty (30) days' advance written notice to the other parties hereto or (ii) because of a material breach by Company or MLMC of any of the terms of this Agreement or the Account Documentation, upon the sending of at least five (5) days advance written notice to the other parties hereto. MLMC may terminate this Agreement in its discretion upon the sending of at least three (3) days advance written notice to the other parties hereto, provided that Depositary may shorten or waive the requirement that MLMC's notice be in advance and any such shortening or waiver shall be binding on all parties. Any other termination or any amendment or waiver of this Agreement shall be effected solely by an instrument in writing executed by all the parties hereto. The provisions of paragraphs 5 and 6 above shall survive any such termination.

8. Company shall compensate Depositary for the opening and administration of the Account and services provided hereunder in accordance with Depositary's fee schedules from time to time in effect. Payment will be effected by a direct debit to the Account.

9. This Agreement: (i) may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument; (ii) shall become effective when counterparts hereof have been signed by the parties hereto; and (iii) **shall be governed by and construed in accordance with the laws of the State of New York. All parties hereby waive all rights to a trial by jury in any action or proceeding relating to the Account or this Agreement.** All notices under this Agreement shall be in writing and sent (including via emailed pdf or similar file or facsimile transmission) to the parties hereto at their respective addresses, email addresses or fax numbers set forth below (or to such other address, email address or fax number as any such party shall designate in writing to the other parties from time to time).

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

KMRC RH, LLC			MISSISSIPPI LIGNITE MINING COMPANY, by its Joint Venturer THE NORTH AMERICAN COAL CORPORATION		
By:		Date:	By:		Date:
Name:	Daniel J. Murray		Name:	J.C. Butler, Jr.	
Title:	President		Title:	Senior Vice President – Project Development and Administration	

MISSISSIPPI LIGNITE MINING COMPANY, by its Joint Venturer RED HILLS PROPERTY COMPANY L.L.C.		
By:		Date:
Name:	Harry B. Tipton III	
Title:	Manager	

JPMORGAN CHASE BANK, N.A.			
By:			Date:
Name:			
Title:			

Address for Instructions and other Notices: JPMorgan Chase Bank, N.A. Attn: Nina Lacy 712 Main Street Floor 05 Houston, TX 77002-3201 Email: Nina.X.Lacy@jpmchase.com Fax No.: 281-214-0645	**Address For Termination Notices**: JPMorgan Chase Bank, N.A. Global TS Contracts & Documentation Attn: Blocked Accounts 420 W Van Buren Street, 9th floor Suite IL1-0199 Chicago, IL 60606-3534 Email: blocked.account.contracts@jpmchase.com Fax No.: 312.954.3516

EXHIBIT G
TO
LIGNITE SALES AGREEMENT

Buyer Insurance

Commercial General Liability. Insurance written on an occurrence basis with at least a $1,000,000 per occurrence limit, including: products/completed operations; blanket contractual liability (including the indemnification obligations under this Agreement); premises operations liability - explosion, collapse and underground property damage; fire legal liability and water damage legal liability; personal injury liability; independent contractors' coverage; broad-form property damage liability; employees as additional insureds; unintentional failure to disclose material hazards.

All Risk Property. Insurance covering physical damage to all property in the Buyer and Operator's care, custody, and control, providing replacement cost coverage.

Umbrella Liability Coverage. Insurance with limits of not less than $50,000,000 if available on a commercially reasonable basis, but in any event limits of not less than $25,000,000. At a minimum to provide umbrella limits over commercial liability. Such coverage may be on a claims-made basis.

Deductibles and Policy Limits. Insurance shall provide for deductible amounts and policy limits (unless otherwise specified on this Exhibit G) consistent with those set forth in the relevant policies of Operator as of the date of this Agreement as provided to Seller.

EXHIBIT H
TO
LIGNITE SALES AGREEMENT

Adjustments

The dollar amounts set forth in Section 3.03(c) (the "Adjustable Amounts") are subject to adjustment as follows:

(a) Beginning on January 1, 2014, the Adjustable Amounts shall be increased or decreased, as appropriate, as of January 1 of each year in the same percentage by which (i) the first published value of the Consumer Price Index – All Urban Consumers (CIP-U), Series ID CUUR 0000SA0, All Items (1982-1984 = 100), as published by the U.S. Bureau of Labor Statistics (the "CPI U Index") for the third Month immediately preceding such January 1 under consideration is greater or less than (ii) the first published value of the CPI U Index for December 2012 (which is 229.601, on the base 1982-1984 = 100). Such increased or decreased Adjustable Amounts shall be effective as of such January 1 adjustment date. An example calculation of such year-end adjustment is set forth below. If any adjustment made pursuant to this Exhibit H is based upon a first published CPI U Index figure that is subsequently revised, there shall be no further adjustment of such amount on the basis of such revision.

(b) If at any time during the Term either Party reasonably believes that the CPI U Index (or any index substituted therefor in accordance with the following provisions) does not reflect the true change in the price level of consumer goods and services in the United States, then upon the written request of either Party, Buyer and Seller shall undertake good faith negotiations to determine and agree upon a substitute index or method whereby such change in the price level of consumer goods and services in the United States can be determined. When and if such substituted index or method has been determined and mutually agreed upon, the same shall be substituted and put into effect commencing at a time mutually agreed upon by Seller and Buyer. If the CPI U Index or any substitute index is changed in the future to use some base other than the base of 1982 1984 = 100, for the purposes hereof, the CPI U Index or any substitute index, as the case may be, shall be adjusted so as to be in correct relationship to the base of 1982 1984 = 100, or some other alternative base which is mutually agreed by Buyer and Seller. If publication of the CPI U Index or any substitute index is no longer made by any United States agency, the index to be used shall be that index agreed to by the Parties which after any necessary adjustment provides the most reasonable substitute for the CPI U Index. If within ninety (90) Days the Parties cannot agree upon a substitute index, the matter shall be resolved by arbitration pursuant to Article 16.

(c) The formula for adjustment of the Adjustable Amounts is as follows:

$$AA = \frac{x}{y} \text{ times the Adjustable Amount}$$

Where:

AA = the Adjustable Amount

x = Value of CPI-U Index for the third Month immediately preceding the January 1 adjustment date under consideration

y = Value of CPI-U Index for December 2012 (which is 229.601, on the base 1982-1984 = 100)

(d) Example calculation of an Adjustable Amount to be made on January 1, 2014:

Note: The CPI-U Index figures used in this Exhibit H are examples only and are not intended to relate to actual circumstances or to be used in actual calculations.

x = October 2013 CPI-U Index = 231.000

y = December 2012 CPI-U Index = 229.601

$$AA = \frac{231.000}{229.601} \text{ X } \$220{,}000 = 1.0060931 \text{ X } \$220{,}000$$

AA = $221,340.48 (which amount would be used for 2014 as the dollar amount of Losses per Day for purposes of clause (i) of Section 3.03(c)).

If the CPI-U Index for October 2013 were later revised, there would be no further adjustment of the Adjustable Amounts on the basis of such revision.

EXHIBIT I
TO
LIGNITE SALES AGREEMENT

THE LIGNITE PROPERTY


R10E
R11E
T18N
T18N
18
17
16
15
14
13
18
17
19
20
21
22
23
24
19
20
30
29
28
27
26
25
30
29
31
32
33
34
35
36
31
32
6
5
4
3
2
1
6
5
CHESTER
7
8
9
10
11
12
7
8
R10E
R11E

EXHIBIT J
TO
LIGNITE SALES AGREEMENT

July 19, 2002 Letter Agreement

[See attached.]

ORIGINAL

Red Hills Mine
Mississippi Lignite Mining Company

July 19, 2002

Mr. James Champagne
Project Director
Choctaw Generation Limited Partnership
c/o Tractebel Power, Inc.
1177 West Loop South, Suite 900
Houston, Texas 77027

Re: Lignite Sales Agreement dated April 1, 1998 between Mississippi Lignite Mining Company ("MLMC") and Choctaw Generation Limited Partnership ("CGLP") (the "LSA")

Dear Mr. Champagne:

Section 6.02 of the LSA provides in part that:

1. "All sampling and analysis will be performed in accordance with methods approved by ASTM or such alternate written standards and procedures mutually agreed to by the Parties"; and

2. "The quality of Dedicated Lignite or Alternate Fuel delivered to Buyer by Seller shall be determined by analysis of samples taken daily at the Facility by the Buyer at a point mutually agreed to by the Parties."

Section 6.03 of the LSA requires the parties to agree to a maximum tolerance range ("Maximum Allowable Tolerance") for differences in the results of analyses of parts one and two of lignite samples.

Accordingly, MLMC and CGLP have agreed that:

1. The Ramsey Dual-Sweep Automatic Sampling System installed by CGLP conforms to ASTM D-2234 (Standard Practice for Collection of a Gross Sample of Coal) and shall be used for all lignite sampling required under the LSA.

2. CGLP shall install a rainwater diverter on the roof of the primary sampler to ensure no water enters the primary sampler.

3. Lignite samples shall be taken by CGLP after secondary crushing on CLGP's C5A and C5B conveyor belts.

4. The tonnage to which sample analyses are applied shall coincide with the tonnage from which the samples are taken. For example, if the sample can is changed at 8:00 AM each day, the scales shall be read at the same time.

5. For purposes of the last sentence of Section 6.02 of the LSA, (a) a lignite sample shall be considered "not available" with respect to a consignment only if the sampler fails to obtain a sample of the size applicable to such consignment specified in the column entitled "80% of Sample Weight" in Exhibit A, and (b) a lignite sample shall be considered "incorrect" only if (i) the minimum primary cuts actually taken do not conform to ASTM D-2234 or (ii) the collected sample has not been correctly handled as specified in ASTM D-2013 (Standard Method of Preparing Coal Samples for Analysis).

6. If a sample is collected for a consignment and such sample satisfies the requirements in clauses (b)(i) and (b)(ii) of paragraph 5 above (i.e., is "correct") but does not satisfy the size requirements in clause (a) of paragraph 5 above, then the quality of such sample shall be deemed to be the weighted average quality at month-end of all "correct" samples for which the sample weight satisfies the size requirements in clause (a) of paragraph 5 above.

7. For purposes of Section 6.03 of the LSA, the Maximum Allowable Tolerance shall be determined from the following table:

Lignite Quality Parameter	Sample Basis	Plus or Minus
Calorific Value, Btu/lb	Dry Basis	140
Ash, % by Weight	Dry Basis	0.50%
Moisture, % by Weight	As-Received	1.20%
Sulfur, % by Weight	Dry Basis	0.13%

except if the analysis of part one of a sample indicates that sample is "Rejectable Fuel" as defined in Section 6.06 of the LSA, in which event the Maximum Allowable Tolerance for all "Reject" quality parameters shall be zero. If the analysis of part one of a sample is disputed and the analyses of parts one and two differ for any of the lignite quality parameters above by more than the applicable "Plus or Minus" value, then part three of the sample shall be analyzed. Examples of the calculation of the delivered quality for a disputed sample that falls outside the Maximum Allowable Tolerance range are attached hereto as Exhibit B.

8. Standard Labs, Inc. of Casper, Wyoming shall be used for analyzing part three of a sample pursuant to Section 6.03 of the LSA.

9. When part three of a sample is analyzed pursuant to Section 6.03 of the LSA, only those parameters that fall outside the Maximum Allowable Tolerance shall be considered when averaging the two closest sample results as provided in the third sentence of Section 6.03.

10. No alternate written standards or procedures for sampling and analysis are needed currently.

If the foregoing correctly sets forth the parties' understanding regarding the sampling and analysis procedures, please so indicate by signing both copies of this letter in the space provided below and returning one of the copies to the me c/o The North American Coal Corporation, 14785 Preston Road, Suite 1100, Dallas, Texas 75254-7891 at your earliest convenience. The second copy of the letter is for your files.

Sincerely,

MISSISSIPPI LIGNITE MINING COMPANY

By: Robert L Benson

Robert L. Benson, General Manager

THE FOREGOING IS AGREED TO BY:

CHOCTAW GENERATION LIMITED PARTNERSHIP

By: A J Champagne

Title: VP, Operations, TPI

Date: 7/29/02

G:\LEGAL\MLMC\Sample Procedure Agreement.doc

EXHIBIT A
Determination of Valid Sample
Pounds of Sample Per Consignment

Consignment Size, Tons From	To	Minimum Primary cuts	Chosen Primary cuts	Final Sample Wt	80% of Sample Wt.
0	499	35	n/a	11.0	8.8
500	999	35	n/a	11.0	8.8
1000	1499	35	n/a	11.0	8.8
1500	1999	43	n/a	11.0	8.8
2000	2499	49	67	11.0	8.8
2500	2999	55	83	11.1	8.9
3000	3499	61	75	12.1	9.7
3500	3999	65	70	13.1	10.5
4000	4499	70	80	14.0	11.2
4500	4999	74	82	14.8	11.9
5000	5499	78	83	15.7	12.5
5500	5999	82	92	16.4	13.1
6000	6499	86	92	17.1	13.7
6500	6999	89	93	17.8	14.3
7000	7499	93	100	18.5	14.8
7500	7999	96	107	19.2	15.3
8000	8499	99	100	19.8	15.8
8500	8999	102	106	20.4	16.3
9000	9499	105	113	21.0	16.8
9500	9999	108	119	21.6	17.3
10000	10499	111	125	22.1	17.7
10500	10999	113	131	22.7	18.1
11000	11499	116	138	23.2	18.6
11500	11999	119	144	23.7	19.0
12000	12499	121	150	24.2	19.4
12500	12999	124	156	24.7	19.8
13000	13499	126	163	25.2	20.2
13500	13999	129	169	25.7	20.6
14000	14499	131	175	26.2	21.0
14500	14999	133	181	26.7	21.3
15000	15499	136	188	27.1	21.7
15500	15999	138	194	27.6	22.0
16000	16499	140	200	28.0	22.4
16500	16999	142	206	28.4	22.7
17000	17499	144	213	28.9	23.1
17500	17999	146	219	29.3	23.4
18000	18499	148	225	29.7	23.8
18500	18999	151	231	30.1	24.1
19000	19499	153	238	30.5	24.4
19500	19999	155	244	30.9	24.7
20000	20500	157	250	31.3	25.0

7/19/2002 Sampler increment chart bb

EXHIBIT B

Examples of Lignite Quality Determination
For Samples Challenged by Either Party

Lignite Quality Parameter	Basis	Tolerance (+/-) Within Spec	Reject
Calorific Value, Btu/Lb	Dry Basis	140	0
Ash, % by Weight	Dry Basis	0.50%	0.00%
Moisture, % by Weight	As-Received	1.20%	0.00%
Sulfur, % by Weight	Dry Basis	0.13%	0.00%

Lignite Quality Parameter	Basis	LSA Parameters Minimum	Maximum
Calorific Value, Btu/Lb	As-Received	4400	8000
Ash, % by Weight	As-Received	5.00%	23.50%
Moisture, % by Weight	As-Received	20.00%	49.40%
Sulfur, % by Weight	As-Received	0.15%	1.23%

Example 1

Heating Value and Moisture Outside Maximum Allowable Tolerance

	Lignite Quality Parameter	Part 1 of Sample	Reject ?	Part 2 of Sample	Delta Part1 to 2	Within Tolerance ?	Part 3 of Sample	Resultant Lignite Quality	Final Quality Reject?	Comments
1.)	% Moisture - As Received	48.23%	No	46.11%	2.12%	No	47.50%	47.87%	No	Average of Parts 1 & 3
2.)	Btu/Lb (As-Received Basis)	4920	No	5240		No	5215	5228	No	Average of Parts 2 & 3
3.)	% Ash (As-Received Basis)	11.20%	No	11.60%		Yes	11.44%	11.20%	No	Equals Part 1
4.)	% Sulfur (As-Received Basis)	0.72%	No	0.74%		Yes	0.74%	0.72%	No	Equals Part1
5.)	Btu/Lb (Dry Basis)	9504	No	9724	220	No				
6.)	% Ash (Dry Basis)	21.63%	No	21.53%	0.11%	Yes				
7.)	% Sulfur (Dry Basis)	1.39%	No	1.37%	0.02%	Yes				

Example 2

All Parameters of Challenged Sample within Maximum Allowable tolerance

	Lignite Quality Parameter	Part 1 of Sample	Reject ?	Part 2 of Sample	Delta Part1 to 2	Within Tolerance ?	Part 3 of Sample	Resultant Lignite Quality	Final Quality Reject?	Notes
1.)	% Moisture - As Received	44.24%	No	45.11%	0.87%	Yes	Not Rqd	44.24%	No	Equals Part 1
2.)	Btu/Lb (As-Received Basis)	5221	No	5180		Yes	Not Rqd	5221	No	Equals Part 1
3.)	% Ash (As-Received Basis)	14.30%	No	13.87%		Yes	Not Rqd	14.30%	No	Equals Part 1
4.)	% Sulfur (As-Received Basis)	0.47%	No	0.52%		Yes	Not Rqd	0.47%	No	Equals Part 1
5.)	Btu/Lb (Dry Basis)	9363	No	9437	74	Yes				
6.)	% Ash (Dry Basis)	25.65%	No	25.27%	0.38%	Yes				
7.)	% Sulfur (Dry Basis)	0.84%	No	0.95%	0.10%	Yes				

Example 3

Heating Value and Ash Sampled as Rejectable Parameters, Sulfur Outside Maximum Allowable Tolerance
Tolerance for Heating Value and Ash Reduced to Zero

	Lignite Quality Parameter	Part 1 of Sample	Reject ?	Part 2 of Sample	Delta Part1 to 2	Within Tolerance ?	Part 3 of Sample	Resultant Lignite Quality	Final Quality Reject?	Notes
1.)	% Moisture - As Received	38.00%	No	38.30%	0.30%	Yes	37.75%	38.00%	No	Equals Part 1
2.)	Btu/Lb (As-Received Basis)	4375	Yes	4420		No	4440	4430	No	Average of Parts 2 & 3
3.)	% Ash (As-Received Basis)	23.90%	Yes	23.55%		No	23.20%	23.38%	No	Average of Parts 2 & 3
4.)	% Sulfur (As-Received Basis)	0.45%	No	0.55%		No	0.49%	0.47%	No	Average of Parts 1 & 3
5.)	Btu/Lb (Dry Basis)	7056	Yes	7164	107	No				
6.)	% Ash (Dry Basis)	38.55%	Yes	38.17%	0.38%	No				
7.)	% Sulfur (Dry Basis)	0.73%	No	0.89%	0.17%	No				

SCHEDULE 1

Amendments to the 1998 LSA

1. Three-Way Arbitration Agreement, dated April 1, 1998, by and among MLMC, TVA and CGLP.

2. Subordinated Deed of Trust, Assignment of Rents, Security Agreement and Financing Statement, dated September 17, 1998, by and among MLMC, as mortgagor, in favor of Jim B. Tohill, as trustee, for the benefit of CGLP.

3. Letter Agreement, dated February 1, 2001, between CGLP and MLMC.

4. Letter Agreement, dated September 21, 2001, between CGLP and MLMC between CGLP and MLMC.

5. Letter Agreement, dated December 10, 2001, between CGLP and MLMC between CGLP and MLMC.

6. Letter Agreement, dated April 29, 2002, between CGLP and MLMC.

7. Letter Agreement, dated as of July 29, 2002, by and between MLMC and CGLP.

8. Letter Agreement, dated July 30, 2002, between CGLP and MLMC.

9. Consent and Agreement, dated December 20, 2002, by and among MLMC, CGLP, the Owner Lessor and the Lease Indenture Trustee, as amended by the Amendment to Consent and Agreement, dated February 28, 2013.

10. Settlement Agreement and Release, dated as of October 17, 2002, by and between MLMC and CGLP.

11. Settlement Agreement and Release, dated as of September 9, 2003, by and between MLMC and CGLP.

12. Pay Scale Agreement, dated September 29, 2005, by and between MLMC and CGLP.

13. Modification and Omnibus Agreement, dated February 28, 2013, by and between MLMC and CGLP.

14. Consent, Waiver and Agreement, dated as of February 28, 2013, by and among the Owner Lessor, the Owner Participant, the Trust Company, the Lease Incentive Trustee, the Series A Pass Through Trustee, the Series B Pass Through Trustee, MLMC and CGLP.

SCHEDULE 9.01(b)

Consents

1. Consent, Waiver and Agreement, dated as of February 28, 2013, by and among SE Choctaw, L.L.C., SE Choctaw II, L.L.C., the Trust Company, the Lease Indenture Trustee, the Series A Pass Through Trustee, the Series B Pass Through Trustee, Choctaw Generation Limited Partnership and Mississippi Lignite Mining Company